The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to 424(b)(2)
Registration File No. 333-203907

SUBJECT TO COMPLETION DATED JUNE 10, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated May 12, 2015)

2,000,000 Shares

Papa Murphy’s Holdings, Inc.

Common Stock

The selling stockholders named in this prospectus are offering 2,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. See “Use of Proceeds.”

Our common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “FRSH”. On June 9, 2015, the last sale price of our common stock as reported on NASDAQ was $17.48 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December  29, 2014 (which document is incorporated by reference herein) to read about factors you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$	$
Discounts and commissions (1)	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)	We refer you to “Underwriting” for additional information regarding total underwriter compensation.

Delivery of the shares of common stock is expected to be made on or about                     , 2015. The selling stockholders have granted the underwriter an option for a period of 30 days from the date of this prospectus to purchase an additional 300,000 shares of our common stock.

Jefferies

Prospectus dated                     , 2015

You should rely only on the information contained in this prospectus, including the documents incorporated by reference in this prospectus, or in any free-writing prospectus we may authorize to be delivered or made available to you. Neither we, the selling stockholders, nor the underwriter (or any of our or its respective affiliates) have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the selling stockholders, nor the underwriter (or any of our or its respective affiliates) take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriter (or any of our or its respective affiliates), are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, or the documents incorporated by reference in this prospectus, is only accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TRADEMARKS AND TRADE NAMES

We own or have the rights to use various trademarks, service marks and trade names referred to in this prospectus or in documents incorporated by reference into this prospectus, including, among others, Papa Murphy’s, Papa Murphy’s Take ‘N’ Bake Pizza, deLite and their respective logos. Solely for convenience, we refer to trademarks, service marks and trade names in this prospectus or in documents incorporated by reference into this prospectus without the TM, SM and ® symbols. Such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted by law, our rights to our trademarks, service marks and trade names. Other trademarks, trade names or service marks appearing in this prospectus or used in documents incorporated by reference into this prospectus are the property of their respective owners. As indicated in this prospectus, we have included market data and industry forecasts that were obtained from industry publications and other sources.

MARKET AND INDUSTRY INFORMATION

Market data used throughout this prospectus or used in documents incorporated by reference into this prospectus is based on management’s knowledge of the industry and the good faith estimates of management. We also relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly available information prepared by a number of sources. All of the market data used in this prospectus or used in documents incorporated by reference into this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, neither we nor the underwriter can guarantee the accuracy or completeness of this information, and neither we nor the underwriter have independently verified this information. While we believe the estimated market position, market opportunity and market size information included in this prospectus or used in documents incorporated by reference into this prospectus is reliable, such information, which in part is derived from management’s estimates and beliefs, is inherently uncertain and imprecise. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2014 (which document is incorporated by reference herein). These and other factors could cause results to differ materially from those expressed in the estimates prepared by independent parties and by us.

S-ii

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors,” the detailed information that is incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 29, 2014 and our Quarterly Report on Form 10-Q for the three months ended March 30, 2015 (including without limitation the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in such Form 10-K and Form 10-Q), before making an investment decision. Unless the context requires otherwise, references to “Papa Murphy’s,” “our company,” “we,” “us” and “our” refer to Papa Murphy’s Holdings, Inc. and its direct and indirect subsidiaries. Fiscal years 2014 and 2013 were 52-week periods ending on December 29, 2014 (“fiscal year 2014”) and December 30, 2013 (“fiscal year 2013”), respectively.

Our Company

Papa Murphy’s is a franchisor and operator of the largest Take ‘N’ Bake pizza chain in the United States. We were founded in 1981 and have grown our footprint to a total of 1,476 system-wide stores as of March 30, 2015, consisting of 1,446 domestic stores (1,338 franchised stores and 108 Company-owned stores) across 38 states, plus 30 franchised stores in Canada and the United Arab Emirates.

We operate in three business segments: Domestic Franchise, Domestic Company Stores and International. Our Domestic Franchise segment consists of our domestic franchised stores, which represent the majority of our system-wide stores. Our Domestic Company Stores segment consists of our Company-owned stores in the United States. Our International segment consists of our stores outside of the United States, all of which are franchised.

We are a Delaware corporation that was organized and acquired a majority of the capital stock of PMI Holdings, Inc., our predecessor, in 2010. In May 2014, we completed our initial public offering and now our common stock trades on NASDAQ under the “FRSH” ticker symbol.

Our Concept

The Papa Murphy’s experience is different from traditional pizza restaurants. Our customers:

■	CREATE their fresh, customized pizza with high-quality ingredients in our stores or online;

■	TAKE their fresh pizza home; and

■	BAKE their pizza fresh in their ovens, at their convenience, for a home-cooked meal served hot.

We believe our concept has broad appeal to all consumers. However, we actively target mothers and families looking to solve the “dinnertime dilemma” of providing their family with a high-quality, home-cooked meal, without investing significant time or money. We believe this core target customer is more loyal, seeks a higher-quality pizza and values the focus on freshness and quality that differentiates the Papa Murphy’s pizza-making process:

■	We make our dough fresh in each store daily, starting with flour, water and yeast;

■	We grate our cheese daily from blocks of 100% whole-milk mozzarella cheese;

■	We slice fresh, never-frozen vegetables by hand;

■	We feature specialty, premium ingredients;

■	We use only high-quality meats with no added fillers; and

■	We use no trans-fats.

Our store model is also different from many other restaurant models. Because our stores do not have pizza ovens, venting hoods, freezers or dining areas and average just 1,400 square feet in size, they require a lower capital investment than traditional pizza, limited service or fast casual restaurants. We also have lower operating costs because our stores do not require the hiring of delivery drivers or wait staff. Our stores are designed to highlight our high-quality ingredients, to reinforce the key attributes of our brand and to maximize the customer’s interaction with our friendly team members.

Our stores feature a food-forward, easy-to-use makeline that facilitates interactive ordering, where store crew members create pizzas in front of the customer. Our pizzas are made fresh to order and our customers can follow their pizza as it is made right in front of them.

Our menu offers customers a variety of original, thin and stuffed crust pizzas as well as the ability to create a customized pizza from a broad selection of crust, sauce and topping combinations. We offer the following options.

■	Signature pizzas: include classic combinations and some unique twists;

■	Gourmet Delite pizzas: gourmet combination offerings with 25% less fat and 35% fewer calories than our Signature pizzas;

■	Stuffed pizzas: two-layer, four-pound pizzas with meats and vegetables stuffed in two layers of dough;

■	Fresh Pan pizza: features signature recipes with a fresh, thicker, buttery crust;

■	“C.Y.O.” or Create Your Own pizzas: customer selection of crust, sauce and any combination of our cheese, meat and vegetable toppings; and

■	FAVES: consists of three simple pizza classics offered at attractive value price points.

We were founded on the following core values—Great Quality, Great Value, Great Customer Service—and we strive to deliver on these values every day.

■	Great Quality. We have continually focused on quality over the past 34 years and we believe customers can taste the difference. Unlike some of our competitors, we do not use pre-shredded, pre-packaged or frozen cheese and our dough is made from scratch daily, never frozen.

■	Great Value. We offer a high-quality pizza at a value price point with one of the lowest average checks per person among national pizza chains. Additionally, the Take ‘N’ Bake experience eliminates delivery fees and tipping.

■	Great Customer Service. We train our store crews to greet each customer, to promote the latest new product offers or promotions and to assist each customer in choosing the combination of fresh made pizzas or side items that complete their meal.

Loyal Customer Base

We have developed a loyal and diverse customer base. We believe our leading consumer ratings and success across a national footprint can be attributed to the broad appeal of our Take ‘N’ Bake concept. Our Take ‘N’ Bake business model resonates with families and single adults and attracts both female and male customers across all ages, demographics and income levels. Finally, we believe our model encourages a stronger emotional connection with our core target of families. The active role of ordering and watching the pizza being built gives customers a feeling of ownership: instead of “a pizza,” it becomes “my pizza.”

Efficient Operating Model Generates Attractive Store-Level Economics

Our Take ‘N’ Bake model offers franchise owners operating advantages that differentiate us from other restaurant concepts. Our domestic stores:

■	do not require ovens, freezers or other expensive cooking equipment because our customers bake their customized pizzas at home;

■	focus on creating fresh pizzas for our customers for carry out only (Take ‘N’ Bake), thereby reducing operational complexity for franchise owners and their employees;

■	maintain shorter opening hours (typically 11:00 a.m. to 9:00 p.m.) that are attractive to franchise owners and their employees;

■	require fewer employees on duty during each shift as compared to most other restaurant concepts, resulting in lower labor costs; and

■	do not require dining areas, thereby resulting in lower occupancy and operating costs. Our simple, low cost operations create the opportunity for higher margins and attractive returns for franchise owners.

Our Industry and Competition

With system-wide sales of $850 million in fiscal year 2014, we are the fifth largest pizza chain in the United States as measured by system-wide sales and total number of stores. Mintel estimates that the pizza restaurant market grew from $32 billion in 2007 to $38 billion in 2012 and will grow to $44 billion in 2017. We believe the pizza restaurant market is an attractive category due to its size and growth, as well as its fragmented competitive landscape. The top five pizza chains accounted for approximately 45.2% of pizza restaurant sales in 2014 compared to 40.8% in 2012.

We generally compete on the basis of product quality, variety, price, location, image, and service with regional and local pizza restaurants as well as national chains such as Pizza Hut, Domino’s Pizza, Papa John’s, and Little Caesars Pizza. On a broader scale, we compete with other limited service restaurants (“LSRs”) and the overall food service industry in general. The food service industry, particularly LSRs, are competitive with respect to product quality, price, location, service and convenience. Many of our competitors have been in existence for longer periods of time and have developed stronger brand awareness than we have in markets in which we compete. Our competition in these markets is not only for customers, but also for employees, management personnel, franchisees and real estate sites suitable for our stores.

Our Strategy

Our growth strategy has three key components: (i) new store development; (ii) increase comparable store sales; and (iii) improve profitability by leveraging our infrastructure. We believe that the successful implementation of these three components will support our growth and profitability.

New Store Development. We believe there are significant development opportunities remaining in the United States and select international markets. We currently estimate our total store potential in the United States alone is approximately 4,500 stores, including about 2,500 new stores in our existing markets. Historically, stores tend to generate higher average unit volumes as markets become more penetrated. As such, we intend to continue developing our core markets in the West and Midwest while focusing the majority of our near-term expansion efforts in our existing but less-penetrated markets in the South and East. When we expand our footprint into new markets, we plan to leverage our brand awareness and infrastructure to enhance new store performance while rapidly increasing store density.

The majority of our expansion comes from new franchise store openings. We believe our unit growth potential, attractive store-level economics and simplicity of store operations will continue to attract new franchise owners and encourage existing franchise owners to expand their current footprint. We plan to strategically expand our Company-owned store base in select markets through both acquisition of franchised stores and new store construction, striving to optimize the efficiency of our overhead costs. We target a Company-owned store base of approximately 10% of total system stores.

Additionally, we are in the early stages of international expansion, which we believe represents a long-term growth opportunity. We currently have master franchise agreements in Canada and the six Gulf Cooperation Council states in the Middle East.

Increase Comparable Store Sales. We intend to increase comparable store sales by doing the following.

■	Attract new customers. We continue to invest in our brand by educating the marketplace on the benefits of Take ‘N’ Bake pizza, growing customer awareness and building customer loyalty. As we further penetrate existing markets, we are able to use increased marketing funds to expand our brand recognition through a combination of traditional print, broadcast and digital marketing.

■	New product development is one tool we use to attract new customers. In 2014, as part of our Focus 5 strategy, we successfully rolled out our Fresh Pan pizzas in the first quarter and our Gourmet Delite pizzas in the fourth quarter.

■	Our Focus 5 strategy is designed to broaden our customer appeal by offering a variety of fresh, high-quality products at price points ranging from our FAVES, generally marketed for $5, to our Stuffed pizzas, generally marketed for about $15, with a variety of options in between.

■	Increase customer frequency. We strive to convert first-time users into repeat customers and provide loyal customers with reasons to use our brand more frequently.

■	Our Take ‘N’ Bake concept allows our employees to focus on providing personal service to every customer rather than rushing customer interactions or prioritizing delivery orders. We believe that providing a quality product with a fast and friendly in-store experience increases customer frequency.

■	We utilize limited time offers, holiday or seasonal promotions to increase frequency and trial.

■	Increase transaction size. We utilize several strategies to increase transaction sizes such as training our store crews on upsell strategies, new add-on product options and, increasingly, online ordering:

■	Our store crews are trained in upsell strategies to drive incremental revenue per transaction. We also present in-store messaging of “meal deals” where a customer can purchase a pizza with side items and a beverage for a bundled discount.

■	We continue to roll out our online ordering platform which was in 470 stores as of March 30, 2015, providing an additional convenience to our customers. Early evidence demonstrates that orders placed through our online ordering channel deliver an increased average transaction size of 30% or more when compared to other ordering channels.

■	We leverage our new product innovation capabilities to drive higher revenue per transaction. For example, our recently introduced Fresh Pan pizzas, Gourmet Delite pizzas and premium toppings are marketed at premium price points. We also leverage our supplier networks to help us develop and expand add-on product options.

Improve Profitability and Leverage Our Infrastructure. With 1,446 stores across the United States and 550 domestic franchise owners as of March 30, 2015, we have an established infrastructure to support future growth. Our teams located across the country provide support to our franchise owners in operations, store technology, marketing and new store development. Therefore, as we continue to grow our store base and increase sales, we expect our general and administrative expenses to increase at a lower rate than our revenues and we will realize certain benefits from economies of scale.

Our Private Equity Sponsor

Lee Equity Partners, LLC (“Lee Equity”) is a middle-market private equity investment firm managing more than $1 billion of equity capital. Lee Equity invests in a variety of industries including consumer/retail, business services, distribution/logistics, financial services, healthcare services and media. Immediately prior to this offering, Lee Equity and its affiliates owned approximately 40.7% of our outstanding capital stock. Immediately following the consummation of this offering, Lee Equity will own approximately 30.5% of our outstanding capital stock, or approximately 28.9% if the underwriter’s option to purchase additional shares from the selling stockholders is fully exercised.

Corporate Information

We are a Delaware corporation and were incorporated in March 2010 in connection with our acquisition of the majority of the capital stock of PMI Holdings, Inc., our predecessor. Our principal executive office is located at 8000 NE Parkway Drive, Suite 350, Vancouver, WA 98662. Our telephone number at our principal executive office is (360) 260-7272. Our corporate website is www.papamurphys.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

Common stock offered by the selling stockholders	2,000,000 shares (2,300,000 shares if the underwriter’s option to purchase additional shares is exercised in full).

Common stock to be outstanding after this offering	16,948,439 shares.

Option to purchase additional shares of common stock	The underwriter may also purchase up to a maximum of 300,000 additional shares of common stock from the selling stockholders named in this prospectus. The underwriter can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock in this offering. See “Use of Proceeds.”

Dividend policy	We do not anticipate paying any dividends on our common stock in the foreseeable future; however, we may change this policy in the future. See “Dividend Policy.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus, and the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 29, 2014 incorporated by reference herein, for a discussion of factors you should carefully consider before investing in our common stock.

NASDAQ trading symbol	“FRSH”.

Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 16,948,439 shares of common stock outstanding as of May 15, 2015, and:

■	excludes 1,124,975 shares of our common stock issuable upon the exercise of stock options at a weighted average exercise price of $11.55 per share;

■	excludes an aggregate of 242,121 shares of common stock that are available for future equity awards under our 2014 Equity Incentive Plan (the “2014 Incentive Plan”);

■	includes 594,504 shares of outstanding restricted common stock; and

■	assumes no exercise of the underwriter’s option to purchase up to 300,000 additional shares from the selling stockholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in this prospectus and under the caption “Risk Factors” in any of our filings with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 29, 2014, incorporated by reference in this prospectus. If any of these risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, results of operations or financial condition could be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to our Business and Industry

The limited service restaurant pizza category and restaurant sector overall are highly competitive and such competition could adversely affect our business, financial condition and results of operations.

The restaurant industry in general, and the limited service restaurant pizza category in particular, are highly competitive with respect to price, value, food quality, ambience, convenience, concept, service and location. A substantial number of restaurant operations compete with us for customer traffic. We compete against other major national limited service restaurant pizza chains and regional and local businesses, including other chains offering pizza products. We also compete on a broader scale with other international, national, regional and local limited-service restaurants. In addition, we face increasing competition from pizza product offerings available at grocery stores and convenience stores, which offer pre-made ready-to-bake frozen and carry-out pizzas. Many of our competitors have significantly greater financial, marketing, personnel and other resources as well as greater brand recognition than we do and may have lower operating costs, more restaurants, better locations and more effective marketing than we do. Many of our competitors are well established in markets in which we and our franchise owners operate stores or intend to locate new stores. In addition, many of our competitors emphasize lower-cost value options or meal packages or have loyalty programs, which provide discounts on certain menu offerings, and they may continue to do so in the future.

We also compete for employees, suitable real estate sites and qualified franchise owners. If we are unable to compete successfully and maintain or enhance our competitive position, or if customers have a poor experience at a Papa Murphy’s store, whether Company-owned or franchise-owned, we could experience decreased customer traffic, downward pressure on prices, lower demand for our products, reduced margins, diminished ability to take advantage of new business opportunities and the loss of market share, all of which could have a material and adverse effect on our business, financial condition and results of operations.

The food service market is affected by consumer preferences and perceptions. Changes in these preferences and perceptions may lessen the demand for our products, which would reduce sales and harm our business.

Food service businesses are affected by changes in consumer tastes, international, national, regional and local economic conditions and demographic trends. For instance, if prevailing health or dietary preferences cause consumers to avoid pizza and other products we offer in favor of foods that are perceived as more healthy, our business, financial condition and results of operations would be materially and adversely affected. In addition, if consumers no longer seek pizza that they can bake at home in favor of pizza that is already baked and/or delivered, our business, financial condition and results of operations would be materially and adversely affected. Moreover, because we are primarily dependent on a single product, if consumer demand for pizza in general, and take and bake pizza in particular, should decrease, our business would be adversely affected more than if we had a more diversified menu, as many other food service businesses do.

Our business and results of operations depend significantly upon the success of our and our franchise owners’ existing and new stores.

Our business and results of operations are significantly dependent upon the success of our franchised and Company-owned stores. We and our franchise owners may be adversely affected by:

■	declining economic conditions, including downturns in the housing market, increases in unemployment rates, reductions in consumer disposable income, adverse credit market conditions, increases in fuel prices, drops in consumer confidence and other events or factors that adversely affect consumer spending in the markets that we serve;

■	increased competition in the restaurant industry, particularly in the pizza, casual and fast-casual dining segments;

■	changes in consumer tastes and preferences;

■	demographic trends;

■	customers’ budgeting constraints;

■	customers’ willingness to accept menu price increases that we may make to offset increases in key input and operating costs;

■	adverse weather conditions;

■	our reputation and consumer perception of our concepts’ offerings in terms of quality, price, value, ambiance and service; and

■	customers’ experiences in our stores.

Our Company-owned stores and our franchise owners are also susceptible to increases in certain key operating expenses that are either wholly or partially beyond our control, including:

■	food costs, particularly for mozzarella cheese and other raw materials, many of which we do not or cannot effectively hedge;

■	labor costs, including wages, which are effected by minimum wage requirements, workers’ compensation, health care and other benefits expenses;

■	rent expenses and construction, remodeling, maintenance and other costs under leases for our new and existing stores;

■	compliance costs as a result of changes in legal, regulatory or industry standards;

■	energy, water and other utility costs;

■	insurance costs;

■	information technology and other logistics costs; and

■	litigation expenses.

If we fail to open new domestic and international franchise and Company-owned stores on a timely basis, our ability to increase our revenues could be materially and adversely affected.

A significant component of our growth strategy includes the opening of new domestic and international franchise stores. We and our franchise owners face many challenges associated with opening new stores, including:

■	identification and availability of suitable store locations with the appropriate size, visibility, traffic patterns, local residential neighborhoods, local retail and business attractions and infrastructure that will drive high levels of customer traffic and sales per store;

■	competition with other restaurants and retail concepts for potential store sites;

■	anticipated commercial, residential and infrastructure development near new or potential stores;

■	ability to negotiate acceptable lease arrangements;

■	availability of financing and ability to negotiate acceptable financing terms;

■	recruiting, hiring and training of qualified personnel;

■	construction and development cost management;

■	completing our construction activities on a timely basis;

■	obtaining all necessary governmental licenses, permits and approvals and complying with local, state and federal laws and regulations to open, construct or remodel and operate our stores;

■	unforeseen engineering or environmental problems with the leased premises;

■	adverse weather during the construction period of new stores; and

■	other unanticipated increases in costs or delays.

As a result of these challenges, we and our franchise owners may not be able to open new stores as quickly as planned or at all. We and our franchise owners have experienced, and expect to continue to experience, delays in store openings from time to time and have abandoned plans to open stores in various markets on occasion. Any delays or failures to open new stores by us or our franchise owners could materially and adversely affect our growth strategy and our results of operations.

Our progress in opening new stores from quarter to quarter may occur at an uneven rate. If we do not open new stores in the future according to our current plans, the delay could materially and adversely affect our business, financial condition or results of operations.

If we fail to identify, recruit and contract with a sufficient number of qualified franchise owners, our ability to open new franchise stores and increase our revenues could be materially and adversely affected.

The opening of additional franchise stores depends, in part, upon the availability of prospective franchise owners who meet our criteria. Because most of our franchise owners open and operate one or two stores, our growth strategy requires us to identify, recruit and contract with a significant number of new franchise owners each year. We may not be able to identify, recruit or contract with suitable franchise owners in our target markets on a timely basis or at all. In addition, our franchise owners may not have access to the financial or management resources that they need to open the stores contemplated by their agreements with us, or they may elect to cease store development for other reasons. If we are unable to recruit suitable franchise owners or if franchise owners are unable or unwilling to open new stores as planned, our growth may be slower than anticipated, which could materially and adversely affect our ability to increase our revenues and materially and adversely affect our business, financial condition and results of operations.

The planned rapid increase in the number of our stores may make our future results unpredictable and, if we fail to manage such growth effectively, our business, financial condition and results of operations may be materially and adversely affected.

Our growth strategy and investment associated with the development of each new store may cause our results to fluctuate and be unpredictable or materially and adversely affect our results of operations. For example, our pre-opening expenses may vary from period to period based on the timing of when we open new company-owned stores, which could impact our results of operations from period to period. In addition, our franchise owners and our ability to successfully develop new stores in new markets may be adversely affected by a lack of awareness or acceptance of our brand and the take and bake concept as well as by a lack of existing marketing efforts and operational execution in these new markets. Stores in new markets may also face challenges related to being new to a market and having less marketing funds than competitors, which may be due in part to lower store density than competitors. To the extent that we are unable to foster name recognition and affinity for our brand and concept in new markets and implement effective advertising and promotional programs, our and our franchise owners’ new stores may not perform as expected and our growth may be significantly delayed or impaired. Moreover, as has happened when other store concepts have tried to expand, we may find that our concept has limited appeal in new markets or we may experience a decline in the popularity of our concept in the markets in which we operate. New stores may also have difficulty securing adequate financing, particularly in new markets, where there may be a lack of adequate sales history and brand familiarity. Newly opened stores, including newly opened stores in new markets, may not be successful and our system-wide average store sales may not increase at historical rates, which could materially and adversely affect our business, financial condition or results of operations.

Our existing store management systems, financial and management controls and information systems may be inadequate to support our planned expansion. Managing our growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain managers and team members. We believe our culture—from the store level up through management—is an important contributor to our success. As we grow, however, we may have difficulty maintaining our culture or adapting it sufficiently to meet the needs of our operations. Among other important factors, our culture depends on our ability to attract, retain and motivate employees who share our enthusiasm and dedication to our concept. We may not respond quickly enough to the changing demands that our expansion will impose on our management, store teams, existing infrastructure and culture, which could materially and adversely affect our business, financial condition or results of operations.

New information or attitudes regarding diet and health could result in changes in regulations and consumer consumption habits that could adversely affect our results of operations.

Government regulation and consumer eating habits may impact our business as a result of changes in attitudes regarding diet and health or new information regarding the adverse health effects of consuming certain menu offerings. These changes have resulted in, and may continue to result in, laws and regulations requiring us to disclose the nutritional content of our food offerings, and they have resulted, and may continue to result in, laws and regulations affecting permissible ingredients and menu offerings. For example, a number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information, or have enacted legislation restricting the use of certain types of ingredients in restaurants. These requirements may be different or inconsistent with requirements under the Patient Protection and Affordable Care Act of 2010 (“PPACA”), which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the PPACA requires chain restaurants with 20 or more locations operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. These inconsistencies could be challenging for us to comply with in an efficient manner. The PPACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information upon request. An unfavorable report on, or reaction to, our menu ingredients, the size of our portions or the nutritional content of our menu items could negatively influence the demand for our products and materially and adversely affect our business, financial condition and results of operations.

Compliance with current and future laws and regulations regarding the ingredients and nutritional content of our menu items may be costly and time-consuming. Additionally, if consumer health regulations or consumer eating habits change significantly, we may be required to modify or discontinue certain menu items, and we may experience higher costs associated with the implementation of those changes. We cannot predict the impact of the new nutrition labeling requirements under the PPACA until final regulations are implemented. The risks and costs associated with nutritional disclosures on our menus could also impact our operations, particularly given differences among applicable legal requirements and practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of nutritional information obtained from third-party suppliers.

Our results of operations and growth strategy depend in significant part on the success of our franchise owners, and we are subject to a variety of additional risks associated with our franchise owners, including litigation that has been brought against us by certain franchise owners.

A substantial portion of our revenues comes from royalties generated by our franchise stores. We anticipate that franchise royalties will represent a substantial part of our revenues in the future. Accordingly, we are reliant on the performance of our franchise owners in successfully opening and operating their stores and paying royalties to us on a timely basis. Our franchise system subjects us to a number of risks, any one of which may impact our ability to collect royalty payments from our franchise owners, may harm the goodwill associated with our brands, and may materially and adversely affect our business and results of operations.

■	Franchise owner independence. Franchise owners are independent operators, and their employees are not our employees. Accordingly, their actions are outside of our control. Although we have developed criteria to evaluate and screen prospective franchise owners, we cannot be certain that our franchise owners will have the business acumen or financial resources necessary to operate successful franchises in their locations and state franchise laws may limit our ability to terminate or modify these franchise agreements. Moreover, despite our training, support and monitoring, franchise owners may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and adequately train qualified managers and other store personnel. The failure of our franchise owners to operate their franchises successfully and actions taken by their employees could each have a material and adverse effect on our reputation, brand, ability to attract prospective franchise owners, business, financial condition or results of operations.

■	Franchise agreement termination or nonrenewal. Each franchise agreement is subject to termination by us as the franchisor in the event of a default, generally after expiration of applicable cure periods, although under certain circumstances a franchise agreement may be terminated by us upon notice without an opportunity to cure. The default provisions under the franchise agreements are drafted broadly and include, among other things, any failure to meet operating standards and actions that may threaten our licensed intellectual property.

In addition, each franchise agreement has an expiration date. Upon the expiration of the franchise agreement, we or the franchise owner may, or may not, elect to renew the franchise agreement. If the franchise agreement is renewed, the franchise owner will receive a successive franchise agreement for an additional term. Such option, however, is contingent on the franchise owner’s execution of the then-current form of franchise agreement (which may include increased royalty payments, advertising fees and other costs), the satisfaction of certain conditions (including modernization of the restaurant and related operations) and the payment of a renewal fee. If a franchise owner is unable or unwilling to satisfy any of the foregoing conditions, we may elect not to renew the expiring franchise agreement, in which event the franchise agreement will terminate upon expiration of the term.

■	Franchise owner insurance. The franchise agreements require each franchise owner to maintain certain insurance types and levels. Certain extraordinary hazards, however, may not be covered, and insurance may not be available (or may be available only at prohibitively expensive rates) with respect to many other risks. Moreover, any loss incurred could exceed policy limits and any policy payments made to franchise owners may not be made on a timely basis. Any such loss or delay in payment could have a material and adverse effect on a franchise owner’s ability to satisfy obligations under the franchise agreement, including the ability to make royalty payments. Further, the franchise owner may fail to obtain or maintain the required insurance types and levels, and we may not be aware of that failure until a loss is incurred.

■	Product liability exposure. We require franchise owners to maintain general liability insurance coverage to protect against the risk of product liability and other risks and demand strict franchise owner compliance with health and safety regulations. However, franchise owners may receive or produce defective food or beverage products, which may materially and adversely affect our brand’s goodwill and our business. Further, a franchise owner’s failure to comply with health and safety regulations, including requirements relating to food quality or preparation, could subject the franchise owner, and possibly us, to litigation. Any litigation, including the imposition of fines or damage awards, could adversely affect the ability of a franchise owner to make royalty payments, or could generate negative publicity, or otherwise adversely affect us.

■	Franchise owners’ participation in our strategy. Our franchise owners are an integral part of our business. We may be unable to successfully implement our growth strategy if our franchise owners do not actively participate in such implementation. From time to time, franchise owners, individually or through the Papa Murphy’s Franchise Association (the “PMFA”), which is an independent association of franchise owners, have disagreed with or resisted elements of our strategy, including new product initiatives and investments in their stores such as remodeling and implementing the POS system. Franchise owners may also fail to participate in our marketing initiatives, which could materially and adversely affect their sales trends, average weekly sales (“AWS”) and results of operations. In addition, the failure of our franchise owners to focus on the fundamentals of restaurant operations, such as quality, service and cleanliness, would have a negative impact on our success. It also may be difficult for us to monitor our international franchise owners’ implementation of our growth strategy due to our lack of personnel in the markets served by such franchise owners.

■	Franchise owner litigation and conflicts with franchise owners. Franchise owners are subject to a variety of litigation risks, including customer claims, personal-injury claims, environmental claims, employee allegations of improper termination and discrimination, intellectual property claims and claims related to violations of the ADA, religious freedom, the FLSA, the Employee Retirement Income Security Act of 1974, as amended, and advertising laws. Each of these claims may increase costs and limit the funds available to make royalty payments and reduce entries into new franchise agreements. We also may be named in lawsuits against our franchise owners.

In addition, the nature of the franchisor-franchise owner relationship may give rise to conflict. For example, the PMFA has expressed a number of concerns and disagreements that the franchise owners it represents has or has had with our Company, including concern over a lack of franchise owner involvement in strategic decision-making, inadequate assistance in increasing and difficulty maintaining franchise store profitability in a higher cost environment, disagreement with marketing initiatives and product launches, and dissatisfaction with costs associated with the new store remodel program and with the implementation of a new POS system. Our senior management team has engaged with franchise owner leadership to address these concerns and resolve specific issues raised by the franchise owners. Such engagement may not result in a satisfactory resolution of the issues, which, in turn, could materially and adversely affect our ability to grow our franchise system and maintain relationships with our franchise owners, damage our reputation and our brand, and materially and adversely affect our results of operations.

We currently are subject to litigation with a group of our franchise owners as described in our annual report on Form 10-K for the fiscal year ended December 29, 2014 and our quarterly report on Form 10-Q for the three months ended March 30, 2015, in each case incorporated by reference herein. We also may become subject to additional litigation with franchise owners in the future. Engaging in such litigation may be costly, time-consuming and distracting to management and also may materially and adversely affect our relationships with potential franchise owners and our ability to attract new franchise owners. In addition to these and other claims that may be brought against us by franchise owners, we also may engage in future litigation with franchise owners to enforce the terms of our franchise agreements and compliance with our brand standards as determined necessary to protect our brand, the consistency of our products and the customer experience. Such litigation may be time consuming and costly. Any negative outcome of these or any other claims could materially and adversely affect our results of operations as well as our ability to expand our franchise system and may damage our reputation and our brand.

■	Americans with Disabilities Act. Restaurants located in the United States must comply with Title III of the ADA. Although we believe newer restaurants meet the ADA construction standards and, further, that franchise owners have historically been diligent in the remodeling of older restaurants, a finding of noncompliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Any imposition of injunctive relief, fines, damage awards or capital expenditures could adversely affect the ability of a franchise owner to make royalty payments, or could generate negative publicity, or otherwise adversely affect us.

■	Access to credit. Our franchise owners typically finance new operations and new store openings with loans or other forms of credit. If our franchise owners are unable to access credit or obtain sufficient credit, if interest rates on loans that our franchise owners use to finance operations of current stores or to open new stores increase or if franchise owners are unable to service their debt, our franchise owners may have difficulty operating their stores or opening new stores, which could materially and adversely affect our results of operations as well as our ability to expand our franchise system.

■	Franchise owner bankruptcy. The bankruptcy of a multi-unit franchise owner could negatively impact our ability to collect payments due under such franchise owner’s franchise agreement. In a franchise owner bankruptcy, the bankruptcy trustee may reject its franchise agreements pursuant to Section 365 under the United States bankruptcy code, in which case there would be no further royalty payments from such franchise owner. There is no assurance as to the proceeds, if any, that may ultimately be recovered in a bankruptcy proceeding of such franchise owner in connection with a damage claim resulting from such rejection.

Opening new stores in existing markets may negatively affect sales at existing stores.

We intend to continue opening new franchise stores in our existing markets as a core part of our growth strategy. Expansion in existing markets may be affected by local economic and market conditions. Further, the customer target area of our stores varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, the opening of a new store in or near markets in which stores already exist could adversely affect the sales of these existing stores. We and our franchise owners may selectively open new stores in and around areas of existing stores. Competition for sales between our stores may become significant in the future as we continue to expand our operations and could affect sales growth, which could, in turn, materially and adversely affect our business, financial condition or results of operations.

New stores may not be profitable and the increases in AWS and comparable store sales that we have experienced in the past may not be indicative of future results.

New stores may not be profitable and their sales performance may not follow historical patterns. In addition, our AWS and comparable store sales may not increase at the rates achieved over the past several years. AWS for new domestic stores can be influenced by a number of factors, including the mix of new stores opening in core, developing, and new markets or in high-AWS and low-AWS markets. Other factors that may impact AWS, comparable store sales, and performance of new stores are the level of media efficiency, pricing structure, the competitive activity in any market, our overall marketing plans, the timing of new store openings, and franchise owner experience and ability. In addition, our store grand opening plan focuses less on driving opening day sales as it does delivering a more sustainable sales level and extending sales momentum well into the first full fiscal year of operations. Although this plan may allow for steadier and more sustainable growth, it may also result in lower AWS in earlier periods. Profits and sales performance for new stores in newer, less-penetrated markets may further be adversely affected by a lack of awareness or acceptance of our brand and concept as well as by a lack of existing marketing efforts and operational execution in these markets.

If new stores do not perform as planned, or if we or our franchise owners are unable to achieve our expected AWS for the new stores, our business, financial condition or results of operations could be materially and adversely affected.

Our expansion into international markets exposes us to a number of risks that may differ in each country where we have franchise stores.

We currently have franchise stores in Canada and the United Arab Emirates and plan to continue to grow internationally. Our international operations are in early stages and historically have not been profitable and have achieved lower margins than our domestic stores. We expect this financial performance to continue in the near-term. Expansion in international markets may also be affected by local economic and market conditions. Therefore, as we expand internationally, our franchise owners may not experience the operating margins we expect, and our results of operations and growth may be materially and adversely affected. Our financial condition and results of operations may be adversely affected if global markets in which our franchise stores compete are affected by changes in political, economic or other factors. These factors, over which neither our franchise owners nor we have control, may include:

■	recessionary or expansive trends in international markets;

■	changing labor conditions and difficulties in staffing and managing our foreign operations;

■	increases in the taxes we pay and other changes in applicable tax laws;

■	legal and regulatory changes, and the burdens and costs of our compliance with a variety of foreign laws;

■	changes in inflation rates;

■	changes in exchange rates and the imposition of restrictions on currency conversion or the transfer of funds;

■	difficulty in protecting our brand, reputation and intellectual property;

■	difficulty in collecting our royalties and longer payment cycles;

■	expropriation of private enterprises;

■	increases in anti-American sentiment and the identification of the Papa Murphy’s brand as an American brand;

■	political and economic instability; and

■	other external factors.

Termination of area development agreements (“ADAs”) or master franchise agreements with certain franchise owners could adversely impact our revenues.

We enter into ADAs with certain domestic franchise owners that plan to open multiple Papa Murphy’s stores in a designated market area and we have entered into master franchise agreements with third-parties to develop and operate stores in Canada and in the Middle East. These franchise owners are granted certain rights with respect to specified territories, and at their discretion, these franchise owners may open more stores than specified in their agreements. The termination of ADAs or other arrangements with a master franchise owner or a lack of expansion by these franchise owners could result in the delay of the development of franchised restaurants or discontinuation or an interruption in the operation of our brands in a particular market or markets. We may not be able to find another operator to resume development activities in such market or markets. Any such delay, discontinuation or interruption would result in a delay in, or loss of, royalty income to us by way reduced sales and could materially and adversely affect our business, financial condition or results of operations.

We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases.

We do not own any of the real property where our Company-owned stores operate. Payments under our operating leases account for a portion of our operating expenses, and we expect to lease the real property where any of the new Company-owned stores we may open in the future will operate. Our leases generally have an initial term of five years and generally can be extended only in five-year increments (at increased rates). All of our leases require a fixed annual rent, although some require the payment of additional rent if store sales exceed a negotiated amount. Generally, our leases are net leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. Additionally, we may sublease or assign leases to our franchisees, either before or after we have developed a store at the leased location. When we assign or sublease our leases to franchisees, we will in most instances be required to retain ultimate liability to the landlord. If an existing or future store is not profitable, resulting in its closure, or if, in the case of a lease that we have subleased or assigned to a franchisee, the franchisee defaults on the subleased or assigned lease, we could lose some or all of our development investment as well as be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. We may also be subject to a claim by the defaulting franchisee that we knew or should have known that the leased location would be unprofitable.

In addition, we may fail to negotiate renewals as each of our leases expires, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close stores in desirable locations. These potential increased occupancy costs and closed stores could materially and adversely affect our business, financial condition or results of operations.

The impact of negative economic factors, including the availability of credit, on our and our franchise owners’ landlords could negatively affect our results of operations.

Negative effects on our and our franchise owners’ existing and potential landlords due to the inaccessibility of credit and other unfavorable economic factors may, in turn, adversely affect our business and results of operations. If our or our franchise owners’ landlords are unable to obtain financing or remain in good standing under their existing financing arrangements, they may be unable to provide construction funding to us or satisfy other lease covenants. In addition, if our franchise owners or our landlords are unable to obtain sufficient credit to continue to properly manage their retail sites, we may experience a drop in the level of quality of such retail locations. The development of new stores may also be adversely affected by the negative financial situations of developers and potential landlords. Landlords may try to delay or cancel development projects (as well as renovations of existing projects) if there is instability in the credit markets or declines in consumer spending, which could reduce the number of appropriate locations available that we would consider for our new stores. Furthermore, the failure of landlords to obtain licenses or permits for development projects on a timely basis, which is beyond our control, may negatively impact our ability to implement our development plan.

Damage to our reputation and the Papa Murphy’s brand and negative publicity relating to our stores, including our franchise stores, could reduce sales at some or all of our other stores and could negatively impact our business, financial condition and results of operations.

Our success is dependent in part upon our ability to maintain and enhance the value of the Papa Murphy’s brand, consumers’ connection to our brand and positive relationships with our franchise owners. We may, from time to time, be faced with negative publicity relating to food quality, store facilities, customer complaints or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers’ food processing, employee and franchise owner relationships, franchise owner litigation or other matters, regardless of whether the allegations are valid or whether we are held to be responsible. The risks associated with such negative publicity cannot be completely eliminated or mitigated and may materially and adversely affect our business, financial condition and results of operations and result in damage to our brand. For multi-location food service businesses such as ours, the negative impact of adverse publicity relating to one store or a limited number of stores may extend far beyond the stores or franchise owners involved to affect some or all of our other stores. The risk of negative publicity is particularly great with respect to our franchise stores because we are limited in the manner in which we can regulate them, especially on a real-time basis. A similar risk exists with respect to unrelated food service businesses, if consumers associate those businesses with our own operations.

The use of social media platforms and similar devices, including weblogs (blogs), social media websites and other forms of Internet-based communications which allow individuals to access a broad audience of consumers and other interested persons has increased markedly. Consumers value readily available information concerning goods and services that they purchase and may act on such information without further investigation or authentication. The availability of information on social media platforms is virtually immediate, as is its impact. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our Company may be posted on such platforms at any time. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate without affording us an opportunity for redress or correction. Such platforms also could be used for dissemination of trade secret information, compromising valuable Company assets. In general, the dissemination of information online could materially and adversely affect our business, financial condition and results of operations, regardless of the information’s accuracy.

Our success depends in part upon effective advertising and marketing campaigns, which may not be successful, and franchise owner support of such advertising and marketing campaigns, as well as compliance with the restrictions and obligations imposed by laws regulating certain marketing practices.

We believe the Papa Murphy’s brand is critical to our business. We expend resources in our marketing efforts using a variety of media, including social media, email and opt-in text messaging. We expect to continue to conduct brand awareness programs and customer initiatives to attract and retain customers. Additionally, some of our competitors have greater financial resources than we do, which enables them to spend significantly more on marketing and advertising than us. Should our competitors increase spending on marketing and advertising, or should our advertising and promotions be less effective than our competitors, our business, financial condition and results of operations could be materially and adversely affected.

The support of our franchise owners is critical for the success of our advertising and the marketing campaigns we seek to undertake, and the successful execution of these campaigns will depend on our ability to maintain alignment with our franchise owners. Our franchise owners are required to spend approximately five percent of net sales directly on local advertising or contribute to a local fund managed by franchise owners in certain market areas to fund the purchase of advertising media. Our franchise owners are also required to contribute two percent of their net sales to a national fund to support the development of new products, brand development and national marketing programs. In addition, we, our franchise owners and other third-parties may contribute additional advertising funds, and have done so at various times. Although we maintain control over advertising and marketing materials and can mandate certain strategic initiatives pursuant to our franchise agreements, we need the active support of our franchise owners if the implementation of these initiatives is to be successful. Additional advertising funds are not contractually required, and we, our franchise owners and other third-parties may choose to discontinue contributing additional funds in the future. Any significant decreases in our advertising and marketing funds or financial support for advertising activities could significantly curtail our marketing efforts, which may in turn materially and adversely affect our business, financial condition and results of operations.

Further, some of our marketing campaigns involve emails and opt-in text messages. In the United States, the Telephone Consumer Protection Act imposes obligations and limitation on making phone calls and sending text messages to consumers. The Federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”) regulates commercial email messages and specifies penalties for the transmission of commercial email messages that do not comply with certain requirements, such as providing an opt-out mechanism for stopping future emails from senders. We need to comply with such laws and any associated rules and regulations. States and other countries have similar laws related to telemarketing and commercial emails. Additional or modified laws and regulations, or interpretations of existing, modified or new laws, regulations and rules, could prohibit or increase the cost of engaging with consumers and impair our ability to expand the use of our marketing techniques to more customers. Failure to comply with obligations and restrictions related to text message and email marketing could subject us to lawsuits, fines, statutory damages, consent decrees, injunctions, adverse publicity and other losses that could harm our business.

Our sales and profits could be adversely affected if comparable store sales are less than we expect.

The level of comparable store sales, which represent the change in year-over-year sales for stores open for at least 53 weeks, excluding the week the store opened, will affect our sales growth and will continue to be a critical factor affecting our profits because the profit margin on comparable store sales is generally higher than the profit margin on new store sales. Our franchise owners’ and our ability to increase comparable store sales depends in part on our ability to successfully implement our initiatives to build sales. It is possible such initiatives will not be successful, that we will not achieve our target comparable store sales growth or that the change in comparable store sales could be negative, which may cause a decrease in sales and our profits that would materially and adversely affect our business, financial condition or results of operations.

We experience the effects of seasonality.

Seasonal factors and the timing of holidays cause our revenues to fluctuate from quarter to quarter. We typically follow family eating patterns at home, with our strongest sales levels occurring in the months of September through May, and our lowest sales levels occurring in the months of June, July and August. Therefore, our revenues per store are typically higher in the first and fourth quarters and lower in the second and third quarters. Additionally, our new store openings have historically been concentrated in the fourth and first quarters because new franchise owners may seek to benefit from historically stronger sales levels occurring in these periods. We believe that new store openings will continue to be weighted towards the fourth quarter. As a result of these factors, our quarterly and annual results of operations and comparable store sales may fluctuate significantly. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and comparable store sales for any particular future period may decrease and materially and adversely affect our business, financial condition or results of operations.

Changes in economic conditions, including effects from recession, adverse weather and other unforeseen conditions, could materially and adversely affect our business, financial condition and results of operations.

The restaurant industry depends on consumer discretionary spending. Economic conditions may remain volatile and may depress consumer confidence and discretionary spending in the near term. If the economy fails to fully recover for a prolonged period of time or worsens and if our customers have less discretionary income or reduce the amount they spend on quick service meals, customer traffic could be adversely impacted. We believe that if negative economic conditions persist for a long period of time or become pervasive, consumers might make long-lasting changes to their discretionary spending behavior, including dining out less frequently. In addition, given our geographic concentrations in the West and Midwest, economic conditions in these particular areas of the country could have a disproportionate impact on our overall results of operations, and regional occurrences such as local strikes, terrorist attacks, increases in energy prices, adverse weather conditions, tornadoes, earthquakes, hurricanes, floods, droughts, fires or other natural or man-made disasters could materially and adversely affect our business, financial condition and results of operations. Adverse weather conditions may also impact customer traffic at our stores, and, in more severe cases, cause temporary store closures, sometimes for prolonged periods. If store sales decrease, our profitability could decline as we spread fixed costs across a lower level of sales. Reductions in staff levels, asset impairment charges and potential store closures could result from prolonged negative store sales. There is no assurance that the macroeconomic environment or the regional economics in which we operate will improve significantly or that government stimulus efforts will improve consumer confidence, liquidity, credit markets, home values or unemployment, among other things.

Food safety and foodborne illness concerns could have an adverse effect on our business.

We cannot guarantee that our supply chain and food safety controls and training will be fully effective in preventing all food safety issues at our stores, including any occurrences of foodborne illnesses such as salmonella, E. coli and hepatitis A. In addition, we do not assure you that our franchise locations will maintain the high levels of internal controls and training we require at our Company-owned stores. Furthermore, our franchise owners and we rely on third-party vendors, making it difficult to monitor food safety compliance and increasing the risk that foodborne illness would affect multiple locations rather than a single store. Some foodborne illness incidents could be caused by third-party vendors and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of foodborne illness in any of our stores or markets or related to types of food products we sell, if highly publicized on national media outlets or through social media, could negatively affect our store sales nationwide. This risk exists even if it were later determined that the illness was wrongly attributed to us or one of our stores. A number of other restaurant chains have experienced incidents related to foodborne illnesses that have had a material and adverse effect on their operations. The occurrence of a similar incident at one or more of our stores, or negative publicity or public speculation about an incident, could materially and adversely affect our business, financial condition or results of operations.

Changes in food availability and costs could adversely affect our results of operations.

Our profitability and operating margins are dependent in part on our ability to anticipate and react to changes in food costs, particularly the costs of mozzarella cheese and flour. We are party to national supply agreements for core ingredients with certain key third-party suppliers, including Saputo Cheese Inc. and Davisco Foods, for cheese; Pizza Blends, Inc., for flour and dough mix; Neil Jones Foods Company, for tomatoes used in sauce; and several suppliers for meat, pursuant to which we lock in pricing for our franchise owners and Company-owned stores. We rely on Sysco Corporation as the primary distributor of food and other products to our franchise owners and Company-owned stores. Our pricing arrangements with national suppliers typically have terms from three months to a year, after which the pricing may be renegotiated. Each store purchases food supplies directly from these suppliers and produce locally through a produce buying group.

The type, variety, quality, availability and price of produce, meat and cheese are volatile and are subject to factors beyond our control, including weather, governmental regulation, availability and seasonality, each of which may affect our and our franchise owners’ food costs or cause a disruption in our supply. For example, cheese pricing is higher in the summer months due to a drop off in milk production in higher temperatures. Our food distributors and suppliers also may be affected by higher costs to produce and transport commodities used in our stores, higher minimum wage and benefit costs and other expenses that they pass through to their customers, which could result in higher costs for goods and services supplied to us. We may not be able to anticipate and react to changing food costs through our purchasing practices and menu price adjustments in the future. As a result, any increase in the prices charged by suppliers would increase the food costs for our Company-owned stores and for our franchise owners and could adversely impact their profitability. In addition, because we provide moderately priced food, we may choose not to, or may be unable to, pass along commodity price increases to consumers, and any price increases that are passed along to consumers may materially and adversely affect store sales which would lower revenues generated from Company-owned stores and franchise owner royalties. These potential changes in food and supply costs and availability could materially and adversely affect our business, financial condition or results of operations.

Our dependence on a sole supplier or a limited number of suppliers for some ingredients could result in disruptions to our business.

Sysco Corporation is the primary distributor of our food and other products to our domestic franchise owners and Company-owned stores and any disruption to this distribution due to work stoppages, strikes or other business interruption may materially and adversely affect our franchise owners and us. The initial term of our Distribution Service Agreement with Sysco expired in August 2007, and now the agreement automatically renews for one-year terms until terminated by either party with written notice one year before the termination date in such notice. Additionally, we do not have formal long-term arrangements with all of our suppliers, and therefore our suppliers may implement significant price increases or may not meet our requirements in a timely fashion, or at all. Any material interruptions in our supply chain, such as a material interruption of ingredient supply due to the failures of third-party distributors or suppliers, or interruptions in service by common carriers that ship goods within our distribution channels, may result in significant cost increases and reduce store sales. We may not be able to find alternative distributors or suppliers on a timely basis or at all. Our Company-owned and franchise stores could also be harmed by any prolonged disruption in the supply of products from or to our key suppliers due to weather, crop disease and other events beyond our control. Insolvency of key suppliers could also negatively impact our business. Our focus on a limited menu would make the consequences of a shortage of a key ingredient, such as cheese or flour, more severe, and affected stores could experience significant reductions in sales during the shortage.

Changes in laws related to electronic benefit transfer (“EBT”) systems, could adversely impact our results of operations.

Because our products are not cooked, we and our franchise owners currently are able to accept EBT payments, or food stamps, at stores in the United States. Changes in state and federal laws governing where EBT cards may be used and what they may be used for may limit our ability to accept such payments and could significantly reduce sales. Reductions in food stamp benefits occurred in November 2013, and further additional reductions in food stamp benefits have been proposed separately by lawmakers in the U.S. Senate and House of Representatives. The recent reductions and potential future reductions in food stamp benefits may reduce sales, which could materially and adversely affect our business, financial condition and results of operations.

Changes in employment laws may adversely affect our business.

Various federal and state labor laws govern our relationships with our employees and the relationships of our franchise owners with their employees, which may impact our and our franchise owners’ operating costs. These laws include employee classification as exempt/non-exempt for overtime and other purposes, minimum wage requirements, unemployment tax rates, mandatory health benefits, workers’ compensation rates, immigration status, tax reporting and other wage and benefit requirements. A substantial number of employees at our Company-owned and franchise stores are paid at rates related to the U.S. federal minimum wage, and increases in the U.S. federal minimum wage may increase labor costs. Any such increases in labor costs might result in franchise owners inadequately staffing restaurants. Understaffed restaurants could reduce sales at such restaurants, decrease royalty payments and adversely affect our brands.

Various states are considering or have already adopted new immigration laws or enforcement programs. The U.S. Congress and Department of Homeland Security from time to time also consider and may implement changes to federal immigration laws, regulations or enforcement programs. Some of these changes may increase obligations for compliance and oversight, which could subject us to additional costs and make the hiring process for us and our franchise owners more cumbersome, or reduce the availability of potential employees. Although we require all of our employees, including at our Company-owned stores, to provide us with government-specified documentation evidencing their employment eligibility, some of our employees may, without our knowledge, be unauthorized workers. We currently participate in the “E-Verify” program, an Internet-based, free program run by the United States government to verify employment eligibility, in states in which participation is required, and we plan to introduce its use throughout our stores. However, use of the “E-Verify” program does not guarantee that we will properly identify all applicants who are ineligible for employment. In addition, our franchise owners are responsible for screening any employees they hire. Unauthorized workers are subject to deportation and may subject us or our franchise owners to fines or penalties, and if any of our or our franchise owners’ workers are found to be unauthorized it may become more difficult for us to hire and keep qualified employees. Termination of a significant number of employees who were unauthorized employees may disrupt store operations and cause temporary increases in our or our franchise owners’ labor costs as we train new employees. We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. These factors could materially and adversely affect our business, financial condition or results of operations.

In what may signal a trend and change in employment law, franchisors are increasingly subject to claims that they are co-employers with their franchisees, and there seems to be support for such claims within the National Labor Relations Board (“NLRB”), based on recent NLRB decisions. This could expose franchisors, including us, to liability for claims by, or based on the acts of, franchisees’ employees. Although we carry insurance policies for a significant portion of our risks and associated liabilities with respect to workers’ compensation, general liability, employer’s liability, health benefits and other insurable risks, a claim not covered by that insurance, or a judgment in excess of our insurance coverage, could materially and adversely affect our business, financial condition and results of operations. Regardless of whether any claims that may be brought against us are valid or whether we are ultimately determined to be liable, our business, financial condition and results of operations could also be adversely affected by negative publicity, litigation costs resulting from the defense of these claims, and the diversion of time and resources from our operations.

If our franchise owners or we face labor shortages, labor disputes or increased labor costs, our growth and operating results could be adversely affected.

Labor is a primary component in the cost of operating our Company-owned stores and for franchise owners. If we or our franchise owners face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates, increases in the federal, state or local minimum wage or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be adversely affected. In addition, our success depends in part upon our franchise owners’ and our ability to attract, motivate and retain a sufficient number of well-qualified store operators and management personnel, as well as a sufficient number of other qualified employees, to keep pace with our expansion schedule. Qualified individuals needed to fill these positions are in short supply in some geographic areas. In addition, restaurants have traditionally experienced relatively high employee turnover rates. Although we have not yet experienced significant problems in recruiting or retaining employees, our franchise owners’ and our ability to recruit and retain such individuals may delay the planned openings of new stores or result in higher employee turnover in existing stores, which could have a material and adverse effect on our business, financial condition or results of operations.

Additionally, while we do not currently have any unionized employees and are not currently subject to any unionization efforts, there is a potential for union organizers to engage in efforts to organize our employees or those of our franchise owners. Potential union representation and collective bargaining agreements may result in increased labor costs that can have an impact on competitiveness, as well as impact our ability to retain well-qualified employees. Labor disputes, as well, may precipitate strikes and picketing that may have an impact on business, including guest patronage. Further, potential changes in labor laws could increase the likelihood of some or all of our employees being subjected to greater organized labor influence, and could have a material and adverse effect on our business, financial condition or results of operations by imposing requirements that could potentially increase our costs, reduce our flexibility and impact our employee culture.

Any increase in the cost of labor could adversely affect our business and our growth. Competition for employees could require us or our franchise owners to pay higher wages, which could result in higher labor costs. In addition increases in the minimum wage would increase our labor costs. Moreover, costs associated with workers’ compensation are rising, and these costs may continue to rise in the future. We may be unable to increase our menu prices in order to pass these increased labor costs on to consumers, in which case our margins would be negatively affected, which could materially and adversely affect our business, financial condition or results of operations.

We invest in developing new product offerings, some of which may not be successful.

We invest in continually developing new potential product offerings as well as in the marketing and advertising of our new products. For example, we recently tested and rolled out nationally Fresh Pan pizza, which is marketed at a price above our regular menu items. Our new product offerings may not be well-received by consumers and may not be successful, which could materially and adversely affect our results of operations.

From time to time we may invest in enhancements to our franchise platform, on which we may not see a return.

We may not see a return on investments we make in our franchise platform. For example, we have invested in a POS system that we continue to implement across our franchise base in order to better manage our business. As part of this investment, in September 2013 we purchased approximately $4.5 million of POS system software licenses, and we are selling these licenses directly to our franchise owners. We may not be able to sell these licenses to our existing franchise owners on a timely basis, or at all. Our failure to capitalize on investments may materially and adversely affect our financial condition.

The effect of changes to healthcare laws in the United States may increase the number of employees who choose to participate in our healthcare plans, which may significantly increase our healthcare costs and negatively impact our results of operations and our franchise owners.

In 2010, the PPACA was signed into law in the United States to require health care coverage for many uninsured individuals and expand coverage for those already insured. We offer and subsidize comprehensive healthcare coverage, primarily for our salaried employees. The healthcare reform law requires us to offer healthcare benefits to all full-time employees (including full-time hourly employees) that meet certain minimum requirements of coverage and affordability, or face penalties. We offer hourly employees who qualify as full-time employees under the PPACA the option of enrolling in our health care coverage during our annual open enrollment period, but the number of such employees electing to so enroll for the 2014-2015 plan year is low. If the number of full-time hourly employees electing to enroll in our health care coverage increases significantly, we may incur substantial additional expense, or, if the benefits we offer do not meet applicable requirements, we may incur penalties. As of January 1, 2014, the healthcare reform law requires individuals to obtain coverage or face individual penalties on their 2014 tax filing. As a result of the penalty being applied to employees’ 2014 tax filings, more full-time employees may elect to participate in our company health coverage to avoid penalties in 2015 and future years, which could also result in our incurring substantial additional expense to pay for the health care coverage of these employees. It is also possible that by making changes or failing to make changes in the healthcare plans offered by us, we will become less competitive in the market for our labor. Finally, implementing the requirements of healthcare reform is likely to impose additional administrative costs. The costs and other effects of these new healthcare requirements are still being determined, but they may significantly increase our healthcare coverage costs and could materially and adversely affect our business, financial condition or results of operations.

Restaurant companies have been the target of class actions and other litigation alleging, among other things, violations of federal and state law. We could be party to litigation that could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

We are subject to lawsuits, administrative proceedings and claims that arise in the ordinary course of our business. In recent years, a number of restaurant companies have been subject to claims by customers, employees, franchise owners and others regarding issues such as food safety, personal injury and premises liability, employment-related claims, harassment, discrimination, disability, compliance with advertising laws (including the Telephone Consumer Protection Act) and other operational issues common to the foodservice industry. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. On May 8, 2015, we were named as a defendant in a class action lawsuit claiming a violation of the Telephone Consumer Protection Act, which prohibits companies from making telemarketing calls to numbers listed in the Federal Do-Not-Call Registry and imposes other obligations and limitation on making phone calls and sending text messages to consumers. We have not yet assessed the merits of this case and expect to vigorously defend ourselves. An adverse judgment or settlement, related to this or any other litigation claim, that is not insured or is in excess of insurance coverage could have an adverse impact on our profitability and could cause variability in our results compared to expectations. We carry insurance policies for a significant portion of our risks and associated liabilities with respect to workers’ compensation, general liability, employer’s liability, health benefits and other insurable risks. A judgment in excess of our insurance coverage for any claims could materially and adversely affect our business, financial condition and results of operations. Regardless of whether any claims that may be brought against us are valid or whether we are ultimately determined to be liable, our business, financial condition and results of operations could also be adversely affected by negative publicity, litigation costs resulting from the defense of these claims, and the diversion of time and resources from our operations.

Although we have historically experienced very few customer lawsuits, our customers occasionally allege we caused an illness or injury they suffered at or after a visit to our stores, or that we have problems with food quality or operations. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, equal opportunity, discrimination and similar matters and may become subject to class action or other lawsuits related to these or different matters in the future. We may also be named as a defendant in any such claims brought against any of our franchise owners. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment in excess or outside of our insurance coverage for any claims could materially and adversely affect our financial condition or results of operations.

In addition, the restaurant industry has been subject to a growing number of claims based on the nutritional content of food products sold and disclosure and advertising practices. We may also be subject to this type of proceeding in the future and, even if we are not, publicity about these matters (particularly directed at the limited service or fast casual segments of the industry) may harm our reputation and could materially and adversely affect our business, financial condition or results of operations.

Our business operations and future development could be significantly disrupted if we lose key members of our management team.

The success of our business continues to depend, to a significant degree, upon the continued contributions of our senior officers and key employees, both individually and as a group. Our future performance will be substantially dependent in particular on our ability to retain and motivate these senior officers and key employees. Although we have employment agreements in place with certain senior officers and key employees, we cannot prevent them from terminating their employment with us. The loss of the services of our Chief Executive Officer, Chief Financial Officer, other senior officers or other key employees could materially and adversely affect our business and plans for future development. We do not believe that we will lose the services of any of our current senior officers and key employees in the foreseeable future; however, we currently have no effective replacement for any of these individuals due to their experience, reputation in the industry and special role in our operations. We do not maintain any key man life insurance policies for any of our employees.

Our indebtedness may limit our ability to invest in the ongoing needs of our business and if we are unable to comply with our financial covenants, our liquidity and results of operations could be adversely affected.

As of March 30, 2015, we had $115.0 million of outstanding indebtedness, including $112.0 million outstanding under our senior secured credit facilities, and $20.0 million of availability under a revolving credit facility. We may, from time to time, incur additional indebtedness.

The agreement governing our senior secured credit facilities places certain conditions on us, including that it:

■	requires us to utilize a substantial portion of our cash flow from operations to make payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, development activity and other general corporate purposes;

■	increases our vulnerability to adverse general economic or industry conditions;

■	limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

■	makes us more vulnerable to increases in interest rates, as borrowings under our new senior secured credit facilities are made at variable rates;

■	limits our ability to obtain additional financing in the future for working capital or other purposes; and

■	places us at a competitive disadvantage compared to our competitors that have less indebtedness.

Our senior secured credit facilities place certain limitations on our ability to incur additional indebtedness. However, subject to the qualifications and exceptions in our senior secured credit facilities, we may be permitted to incur substantial additional indebtedness and may incur obligations that do not constitute indebtedness under the terms of the new senior secured credit facilities. The senior secured credit facilities also place certain limitations on, among other things, our ability to enter into certain types of transactions, financing arrangements and investments, to make certain changes to our capital structure and to guarantee certain indebtedness and pay. These restrictions limit or prohibit, among other things, our ability to:

■	pay dividends on, redeem or repurchase our stock or make other distributions;

■	incur or guarantee additional indebtedness;

■	sell stock in our subsidiaries;

■	create or incur liens;

■	make acquisitions or investments;

■	transfer or sell certain assets or merge or consolidate with or into other companies;

■	make certain payments or prepayments of indebtedness subordinated to our obligations under our new senior secured credit facilities; and

■	enter into certain transactions with our affiliates.

Failure to comply with certain covenants or the occurrence of a change of control under our senior secured credit facilities could result in the acceleration of our obligations under the senior secured credit facilities, which would have an adverse effect on our liquidity, capital resources and results of operations.

Our senior secured credit facilities also require us to comply with certain financial covenants regarding our leverage ratio and our interest coverage ratio. Changes with respect to these financial covenants may increase our interest rate and failure to comply with these covenants could result in a default and an acceleration of our obligations under the new senior secured credit facilities, which would have an adverse effect on our liquidity, capital resources and results of operations.

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which would adversely affect our financial condition and results of operations.

Our ability to make principal and interest payments on and refinance our indebtedness will depend on our ability to generate cash in the future and is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations, in the amounts projected or at all, or if future borrowings are not available to us in amounts sufficient to fund our other liquidity needs, our business financial condition and results of operations could be materially and adversely affected. If we cannot generate sufficient cash flow from operations to make scheduled principal and interest payments in the future, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity. If we are unable to refinance any of our indebtedness on commercially reasonable terms or at all, or to effect any other action relating to our indebtedness on satisfactory terms or at all, our business, financial condition and results of operations could be materially and adversely affected.

Interest rate fluctuations may increase our debt service obligations, which would adversely affect our financial condition and results of operations.

We are subject to interest rate risk on our senior secured credit facility. Interest rates on our senior secured credit facility are based on LIBOR, and under specified circumstances we may be required by our lenders to enter into interest rate swap arrangements. A hypothetical 1.0% increase or decrease in the interest rate associated with our senior secured credit facility would have resulted in a $1.1 million change to interest expense on an annualized basis.

Any acquisitions, partnerships or joint ventures that we make could disrupt our business and harm our financial condition.

From time to time, we may evaluate potential strategic acquisitions of existing stores or complementary businesses as well as partnerships or joint ventures with third-parties, including potential franchisors, to facilitate our growth, particularly our international expansion. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of any stores we acquire or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. For example, our Chairman, John Barr, co-invested with us, through a non-wholly owned subsidiary, Project Pie Holdings, LLC (“PPH”), in Project Pie, LLC (“Project Pie”), which is a fast casual custom pizza restaurant chain. Mr. Barr agreed to serve as the chairman of the Project Pie board of managers and as chairman of Project Pie, which may divert his attention from our business and result in potential conflicts of interest. Project Pie also may compete with our stores in certain markets. While we recently announced that we intend to divest our investment in Project Pie, we may pursue other acquisitions, partnerships or joint ventures in the future.

Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with stock or the proceeds of debt, may be dilutive to our stockholders or increase our already high levels of indebtedness. We do not ensure that any acquisition, partnership or joint venture we make will not have a material and adverse effect on our business, financial condition and results of operations.

Security breaches of confidential customer information in connection with our electronic processing of credit and debit card transactions may adversely affect our business.

The majority of our store sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information of their customers has been stolen. We may in the future become subject to lawsuits or other proceedings for purportedly fraudulent transactions arising out of the actual or alleged theft of our customers’ credit or debit card information. In addition, most states have enacted legislation requiring notification of security breaches involving personal information, including credit and debit card information. Any such claim, proceeding, or mandatory notification could cause us to incur significant unplanned expenses, which could have an adverse impact on our financial condition and results of operations. Further, adverse publicity resulting from these allegations could harm our reputation and could materially and adversely affect our business, financial condition and results of operations.

System security risks, data breaches and cyber attacks could disrupt our operations.

We manage and store various proprietary information and sensitive or confidential data relating to our business, including sensitive and personally identifiable information related to our suppliers, customers and franchise owners. Breaches of our security measures through hacking, fraud or other forms of deception, or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about us, our suppliers, our customers, our employees, or our franchise owners, could expose us, our customers, our suppliers and our franchise owners to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation or otherwise harm our business. In addition, our current data protection measures might not protect us against increasingly sophisticated and aggressive threats and the cost and operational consequences of implementing further data protection measures could be significant.

We may not be able to adequately protect our intellectual property, which, in turn, could harm the value of our brand and adversely affect our business.

Our ability to implement our business plan successfully depends in part on our ability to build brand recognition in the markets served by our stores using our trademarks and other proprietary intellectual property, including our brand names and logos. Because of the differences in foreign laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. We have registered or applied to register a number of our trademarks. We do not assure you that our trademark applications will be approved. Third-parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. If our trademarks are successfully challenged, we could be forced to rebrand our goods and services, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands.

We rely on our franchise owners to assist us in identifying issues at the local level. We enforce our rights through a number of methods, including the issuance of cease-and-desist letters. If it becomes necessary, we may make infringement claims in federal court. However, we do not assure you that we will have adequate resources to enforce our trademarks and other intellectual property rights. If our efforts to register, maintain and protect our trademarks or other intellectual property are inadequate, or if any third-party misappropriates, dilutes, infringes or otherwise violates our intellectual property, the value of our brand may be harmed, which could have a material and adverse effect on our business and might prevent our brand from achieving or maintaining market acceptance. We may also face the risk of claims that we have infringed third-parties’ intellectual property rights. A successful claim of infringement against us could result in our being required to pay significant damages, or enter into costly licensing or royalty agreements in order to obtain the right to use a third-party’s intellectual property, any of which could have a negative impact on our results of operations and harm our future prospects. If such royalty or licensing agreements are not available to us on acceptable terms or at all, we may be forced to cease selling certain products or services. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend, require us to rebrand our products or services, if feasible, and divert management’s attention.

We also rely on trade secrets and proprietary know-how to protect our brand. Our methods of safeguarding this information may not be adequate. Moreover, we may face claims of misappropriation or infringement of a third-parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future and may require us to pay monetary damages. We do not maintain confidentiality agreements with all of our team members. Even with respect to the confidentiality agreements we have, we do not assure you that those agreements will not be breached, that they will provide meaningful protection, or that adequate remedies will be available in the event of an unauthorized use or disclosure of our proprietary information. If competitors independently develop or otherwise obtain access to our trade secrets or proprietary know-how, the appeal of our stores could be reduced and our business could be harmed.

Information technology system failures or breaches of our network security could interrupt our operations and adversely affect our business.

We rely on our computer systems and network infrastructure across our operations, including POS system processing at our stores. Our ability to effectively and efficiently manage our operations depends upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems. Any damage or failure of our computer systems or network infrastructure that causes an interruption in our operations could materially and adversely affect our business, reputation, financial condition and results of operations and subject us to litigation or actions by regulatory authorities. Remediation of such problems could also result in significant, unplanned expenditures.

An increasingly significant portion of our retail sales depends on the continuing operation of our information technology and communications systems, including our online ordering platform, POS system and our credit card processing systems. Our information technology, communication systems and electronic data may be vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, loss of data, unauthorized data breaches or other attempts to harm our systems. Additionally, we rely on data centers that are also subject to break-ins, sabotage and intentional acts of vandalism that could cause disruptions in our ability to serve our customers and protect customer data. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, intentional sabotage or other unanticipated problems could result in lengthy interruptions in our service. Any errors or vulnerabilities in our systems, or damage to or failure of our systems, could result in interruptions in our services and non-compliance with certain regulations, which could materially and adversely affect our business, reputation, financial condition and results of operations.

We are subject to extensive government regulation and requirements issued by other groups and our failure to comply with existing or increased regulations could adversely affect our business and operating results.

We are subject to numerous federal, state, local and foreign laws and regulations, as well as requirements issued by other groups, including those relating to:

■	the preparation, sale and labeling of food;

■	building and zoning requirements;

■	environmental laws;

■	compliance with the FLSA, which governs such matters as minimum wage, overtime and other working conditions, family leave mandates and a variety of other laws enacted by states that govern these and other employment matters;

■	the impact of immigration and other local and foreign laws and regulations on our business;

■	compliance with securities laws and NASDAQ listed company rules;

■	compliance with the ADA;

■	working and safety conditions;

■	menu labeling and other nutritional requirements;

■	sales taxes or other transaction taxes;

■	compliance with the PCI DSS and similar requirements;

■	compliance with the PPACA, and subsequent amendments; and

■	compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules promulgated thereunder.

We may also become subject to legislation or regulation seeking to tax and/or regulate high-fat foods, foods with high sugar and salt content, or foods otherwise deemed to be “unhealthy.” If we fail to comply with existing or future laws and regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.

We are also subject to Federal Trade Commission rules and to various state and foreign laws that govern the offer and sale of franchises. Additionally, these laws regulate various aspects of the franchise relationship, including terminations and the refusal to renew franchises. The failure to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales, fines or other penalties, or require us to make offers of rescission or restitution, any of which could materially and adversely affect our business, financial condition and results of operations.

Some of the jurisdictions where we have Company-owned and franchise stores do not assess sales tax on our pizzas. Accordingly, we may benefit from a pricing advantage over some pizza chain competitors in these jurisdictions. If these jurisdictions were to impose sales tax on our products, these stores may experience a decline in sales due to the loss of this pricing advantage. In addition, our stores may be subject to unanticipated sales tax assessments. These sales tax assessments could result in losses to our franchise owners or franchise stores going out of business, which could adversely affect our number of franchise stores and our results of operations. Changes in sales tax assessments of this type at the franchise owner level could lead to undercapitalized franchise owners going out of business and loss of royalties at the Company level. Similarly, such tax assessments could impact the profitability of our Company-owned stores. As a result, changes in sales tax assessments could have a material and adverse effect on our business, financial condition and results of operations.

Additionally, the failure to obtain and maintain licenses, permits and approvals could adversely affect our business, financial condition and results of operations. Typically, licenses must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses and approvals could adversely affect our existing stores and delay or result in our decision to cancel the opening of new stores, which would adversely affect our business, financial condition and results of operations.

Our current insurance coverage may not be adequate, insurance premiums for such coverage may increase and we may not be able to obtain insurance at acceptable rates, or at all.

We have retention programs for workers’ compensation, general liability and owned and non-owned automobile liabilities. These insurance policies may not be adequate to protect us from liabilities that we incur in our business. In addition, in the future our insurance premiums may increase and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any substantial inadequacy of, or inability to obtain insurance coverage could materially and adversely affect our business, financial condition and results of operations.

Changes to accounting rules or regulations may adversely affect our results of operations.

Changes to existing accounting rules or regulations may affect our future results of operations or cause the perception that we are more highly leveraged. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For instance, accounting regulatory authorities have indicated that they may begin to require lessees to capitalize operating leases in their financial statements in the next few years. If adopted, this proposed change would require us to record significant lease obligations on our consolidated balance sheet and make other changes to our financial statements. This and other future changes to accounting rules or regulations could materially and adversely affect our business, financial condition or results of operations.

Risks Related to our Company and our Ownership Structure

The requirements of being a public company may strain our resources and divert resources and management’s attention.

As a publicly traded company, we incur, and will continue to incur, significant legal, accounting and other expenses that we were not required to incur prior to our initial public offering in May 2014. This will be particularly so after we are no longer an “emerging growth company” as defined under the JOBS Act. We are required to file with the SEC annual and quarterly information and other reports that are specified in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are also required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. We are also subject to other reporting and corporate governance requirements, including the requirements of NASDAQ, and certain provisions of the Sarbanes-Oxley Act and the regulations promulgated thereunder, which impose significant compliance obligations upon us. As a public company, we, among other things, must prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws and applicable NASDAQ rules.

These additional obligations as a public company require a significant commitment of additional resources and many of our competitors already comply with these obligations. The significant commitment of resources required for implementing them could adversely affect our business, financial condition and results of operations. In addition, if we fail to comply with the requirements with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired and we could suffer adverse regulatory consequences or violate NASDAQ listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

The obligations of being a public company require a significant commitment of resources and management oversight that has increased and may continue to increase our costs and might place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exceptions provide for, but are not limited to, relief from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, less extensive disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved and an extended transition period for complying with new or revised accounting standards. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We may remain an “emerging growth company” for up to five years following our initial public offering. To the extent we do not use exemptions from various reporting requirements under the JOBS Act, we may be unable to realize our anticipated cost savings from those exemptions.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002. The failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and share price.

Section 404 of the Sarbanes-Oxley Act, or Section 404, requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC as a public company, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company.” We could be an “emerging growth company” for up to five years following our initial public offering.

The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We do not currently have comprehensive documentation of our internal controls, nor do we document or test our compliance with these controls on a periodic basis in accordance with Section 404. Furthermore, we have not tested our internal controls in accordance with Section 404 and, due to our lack of documentation, such a test would not be possible to perform at this time. If we fail to maintain an effective internal control environment or to comply with the numerous legal and regulatory requirements imposed on public companies, we could make material errors in, and be required to restate, our financial statements.

We are in the early stages of addressing our internal control procedures to satisfy the requirements of Section 404, which requires an annual management assessment of the effectiveness of our internal control over financial reporting. We anticipate being required to meet the requirements of Section 404 in the course of preparing our consolidated financial statements as of and for the fiscal year ended December 28, 2015. We will incur additional costs in order to comply with Section 404, including increased auditing and legal fees.

We may encounter problems or delays in implementing improvements in connection with receiving a favorable attestation from our independent registered public accounting firm. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences or violate applicable stock exchange listing rules. Any restatement of our financial statements due to a lack of adequate internal controls or otherwise could result in a loss of public confidence in the reliability of our financial statements and sanctions imposed on us by the SEC. Failure to maintain effective internal control over financial reporting could have a material adverse effect on our business and share price.

Lee Equity may acquire interests and positions that could present potential conflicts with our and our stockholders’ interests.

On May 4, 2010, affiliates of Lee Equity acquired a majority of the capital stock of PMI Holdings Inc., our predecessor. Lee Equity is a middle-market private equity investment firm managing more than $1 billion of equity capital. Lee Equity invests in a variety of industries including consumer/retail, business services, distribution/logistics, financial services, healthcare services and media. Immediately following the consummation of our initial public offering, Lee Equity and its affiliates owned approximately 40.7% of our outstanding capital stock, and as of March 1, 2015, own approximately 40.7% of our outstanding capital stock. Lee Equity makes investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Lee Equity may also pursue, for its own accounts, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Our amended and restated certificate of incorporation contains provisions renouncing any interest or expectancy held by our directors affiliated with Lee Equity in certain corporate opportunities. Accordingly, the interests of Lee Equity may supersede ours, causing it or its affiliates to compete against us or to pursue opportunities instead of us, for which we have no recourse. Such actions, on the part of Lee Equity and inaction on our part, could have a material adverse effect on our business, financial condition and results of operations. Under a stockholder’s agreement that we entered into with Lee Equity in connection with our initial public offering, for so long as Lee Equity (or one or more of its affiliates, to the extent assigned thereto), individually or in the aggregate owns (i) 20% or more of the voting power of the issued and outstanding shares of our common stock, Lee Equity will be entitled to designate two director nominees or (ii) 10% or more of the voting power of the issued and outstanding shares of our common stock, Lee Equity will be entitled to designate one director nominee, in each case to serve on the Board of Directors (the “Board”) at any meeting of stockholders at which directors are to be elected to the extent that Lee Equity does not have a director designee then serving on the Board. We will take all necessary actions, including, among other things, calling a special meeting of the stockholders, to ensure that Lee Equity has at least one or two nominee designees, as the case may be. Lee Equity could invest in entities that directly or indirectly compete with us. As a result of these relationships, when conflicts arise between the interests of Lee Equity and the interests of our stockholders, these directors may not be disinterested.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our certificate of incorporation and amended and restated bylaws include provisions that:

■	authorize our Board to issue, without further action by the stockholders, up to 15,000,000 shares of undesignated preferred stock;

■	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

■	specify that special meetings of our stockholders can be called only upon the request of a majority of our Board or, at the request of Lee Equity so long as Lee Equity (or its affiliates) owns at least 10% of the voting power of all outstanding shares of our common stock;

■	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our Board;

■	establish that our Board is divided into three classes, with each class serving three-year staggered terms;

■	prohibit cumulative voting in the election of directors; and

■	provide that our directors may be removed only for cause by a majority of the remaining members of our Board or the holders of a supermajority of our outstanding shares of capital stock.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of our management, and may discourage, delay or prevent a transaction involving a change in control of our Company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts. In addition, we have opted out of Section 203 of the Delaware General Corporation Law, which would otherwise prohibit us from engaging in any of a broad range of business combinations with any “interested” stockholder (any stockholder with 15% or more of our capital stock) for a period of three years following the date on which the stockholder became an “interested” stockholder is prohibited, subject to certain exceptions. Our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 of the Delaware General Corporations Law, except that they provide that Lee Equity, or any affiliate thereof or any person or entity that acquires from any of the foregoing stockholders beneficial ownership of 5% or more of the then outstanding shares of our voting stock in a transaction or any person or entity which acquires from such transferee beneficial ownership of 5% or more of then outstanding shares of our voting stock other than through a registered public offering or through any broker’s transaction executed on any securities exchange or other over-the-counter market, shall not be deemed an “interested” stockholder for purposes of such provision of our amended and restated certificate of incorporation and therefore not subject to the restrictions set forth in such provision.

Lee Equity and its affiliates will continue to be able to significantly influence our decisions and their interests may conflict with our or yours in the future.

Lee Equity and its affiliates beneficially own approximately 40.7% of our outstanding common stock, and following this offering we expect Lee Equity and its affiliates to beneficially own approximately 30.5% of our outstanding common stock or approximately 28.9% of our outstanding common stock if the underwriter exercises its option to purchase additional shares in full. Under the terms of our amended and restated certificate of incorporation and bylaws, Lee Equity has consent rights with respect to certain significant matters so long as Lee Equity owns 25% or more of the outstanding shares of our common stock, including among others, certain change of control transactions, issuances of equity securities, the incurrence of significant indebtedness, declaration or payments of non-pro rata dividends, significant investments in, or acquisitions or dispositions of assets, adoption of any new equity-based incentive plan, any material increase in the salary of our Chief Executive Officer, certain amendments to our organizational documents, any material change to our business, or any change to the number of directors serving on our Board. So long as Lee Equity owns 10% or more of our issued and outstanding common stock, Lee Equity will be granted access to our customary non-public information and members of our management team and shall have the ability to share our material non-public information with any potential purchaser of us that executes an acceptable confidentiality agreement with us which will include a prohibition on trading on material non-public information. Lee Equity has the right to assign any of its governance and registration rights to its affiliates or to a third-party in connection with the sale by Lee Equity of 10% or more of the issued and outstanding shares of our common stock. Under the terms of a stockholder’s agreement between us and Lee Equity, for so long as Lee Equity (or one or more of its affiliates, to the extent assigned thereto), individually or in the aggregate owns (i) 20% or more of the voting power of the issued and outstanding shares of our common stock, Lee Equity will be entitled to designate two director nominees or (ii) 10% or more of the voting power of the issued and outstanding shares of our common stock, Lee Equity will be entitled to designate one director nominee, in each case to serve on the Board at any meeting of stockholders at which directors are to be elected to the extent that Lee Equity does not have a director designee then serving on the Board. We will take all necessary actions, including, among other things, calling a special meeting of the stockholders, to ensure that Lee Equity has at least one or two nominee designees, as the case may be. As such, Lee Equity will continue to have substantial influence over us. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of Lee Equity and other stockholders affiliated with Lee Equity but not in the interest of the Company or other stockholders not affiliated with Lee Equity.

Risks Related to our Common Stock and this Offering

We expect that our stock price will fluctuate significantly, which could cause the value of your investment in our common stock to decline, and you may not be able to resell your shares at a price at or above the price you paid or at all.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. The market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our results of operations. The trading price of our common stock is likely to continue to be volatile and subject to significant price fluctuations in response to many factors, including:

■	market conditions in the broader stock market;

■	changing economic conditions;

■	actual or anticipated fluctuations in our quarterly or annual earnings or those of other companies in our industry;

■	legal or regulatory developments;

■	the public’s reaction to our press releases, public disclosures, our other public announcements and our filings with the SEC;

■	changes in accounting standards, policies, guidance, interpretations or principles;

■	additions or departures of our senior management personnel;

■	sales, or anticipated sales, of our common stock by our existing investors, directors and executive officers;

■	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

■	actions by shareholders;

■	issuance of new or changed securities or industry analysts’ reports or recommendations;

■	litigation or governmental investigations;

■	acquisitions or strategic alliances by us or our competitors; and

■	short sales, hedging and other derivative transactions in our common stock.

Our quarterly results of operations may fluctuate significantly because of several factors, including:

■	the timing of new store openings and related expense;

■	store operating costs for our newly-opened stores, which are often materially greater during the first several months of operation than thereafter;

■	labor availability and costs for hourly and management personnel;

■	profitability of our stores, especially in new markets;

■	changes in interest rates;

■	increases and decreases in average weekly sales and comparable store sales;

■	impairment of long-lived assets and any loss on store closures;

■	macroeconomic conditions, both nationally and locally;

■	negative publicity relating to the consumption of products we serve;

■	changes in consumer preferences and competitive conditions locally and nationally;

■	expansion to new markets;

■	increases in infrastructure costs;

■	fluctuations in commodity prices;

■	the seasonality of our business; and

■	our new store openings have historically been fourth quarter focused and we believe that new store openings will continue to be weighted towards the fourth quarter.

These and other factors may cause the market price and demand for shares of our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of our common stock and may otherwise negatively affect the liquidity of our common stock. As a result of these factors, our quarterly and annual results of operations and comparable store sales may fluctuate significantly. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and comparable store sales for any particular future period may decrease. In the future, our results of operations may fall below the expectations of securities analysts and investors. In that event, the price of our common stock would likely decrease. In the past, when the market price of a stock has been volatile, security holders have often instituted class action litigation against the company that issued the stock. If we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, which could materially adversely affect our business, financial condition and results of operations.

Future sales of our common stock in the public market could cause the market price of our common stock to decrease significantly.

Sales of substantial amounts of our common stock in the public market following this offering by our existing shareholders, upon the exercise of outstanding stock options or stock options granted in the future or by persons who acquire shares in this offering may cause the market price of our common stock to decrease significantly. The perception that such sales could occur could also depress the market price of our common stock. Any such sales could also create public perception of difficulties or problems with our business and might also make it more difficult for us to raise capital through the sale of equity securities in the future at a time and price that we deem appropriate.

As of May 15, 2015, we have 16,948,439 shares of our common stock outstanding. We have reserved 2,116,747 shares of common stock for issuance under our equity compensation plans, and we have 1,124,975 shares of common stock issuable upon exercise of outstanding options (415,689 of which will be fully vested).

With limited exceptions as described under the caption “Underwriting,” we, our executive officers and directors and the selling stockholders, have agreed with the underwriter not to sell, dispose of or hedge any shares of any of our common stock or securities that are convertible or exchangeable for our common stock or entering into any arrangement that transfers the economic consequences of ownership of our common stock for at least 90 days from the date of the prospectus, although the lead underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up restrictions. Upon a request to release any shares subject to a lock-up, the lead underwriter would consider the particular circumstances surrounding the request including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market for our common stock and whether the holder of our shares requesting the release is an officer, director or other affiliate of ours. As a result of these lock-up agreements, notwithstanding earlier eligibility for sale under the provisions of Rule 144, none of these shares may be sold until at least 90 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting.”

Pursuant to the registration rights contained in our amended and restated stockholders agreement, we granted registration rights to Lee Equity and certain of our other stockholders. See “Description of Capital Stock—Registration Rights.” Should these stockholders exercise their registration rights under our stockholder agreement, the shares registered would no longer be restricted securities and would be freely tradable in the open market. By exercising their registration rights and selling a large number of shares, the selling stockholders could cause the prevailing market price of our common stock to decline. Following the completion of this offering, the shares covered by registration rights would represent approximately 40% of our outstanding common stock (or approximately 39%, if the underwriter exercise in full their option to purchase additional shares from the selling stockholders). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 of the Securities Act (“Rule 144”) upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

As restrictions on resale expire or as shares are registered, our share price could drop significantly if the holders of these restricted or newly registered shares sell them or are perceived by the market as intending to sell them. These sales might also make it more difficult for us to raise capital through the sale of equity securities in the future at a time and at a price that we deem appropriate.

In addition, we also have outstanding options to purchase our common stock. To the extent that these options are exercised, there will be further dilution. We have filed a registration statement on Form S-8 under the Securities Act covering all of the common stock subject to outstanding equity awards, as well as options and shares reserved for future issuance, under our stock incentive plans. These shares may be freely sold in the public market upon issuance and vesting, subject to the lock-up agreements described above and contained in the terms of such plans, or unless they are held by “affiliates,” as that term is defined in Rule 144. Sales of a substantial number of shares of these shares could cause the market price of our common stock to decline.

We do not expect to pay any cash dividends on our common stock for the foreseeable future.

Because we do not expect to pay any cash dividends on our common stock for the foreseeable future, investors may be forced to sell their shares in order to realize a return on their investment, if any. We do not anticipate that we will pay any dividends to holders of our common stock for the foreseeable future. Any payment of cash dividends will be at the discretion of our Board and will depend on our financial condition, capital requirements, legal requirements, earnings and other factors. Our ability to pay dividends is restricted by the terms of new senior secured credit facilities and might be restricted by the terms of any indebtedness that we incur in the future. Consequently, you should not rely on dividends in order to receive a return on your investment. See “Dividend Policy.”

If securities analysts or industry analysts downgrade our shares, publish negative research or reports, or do not publish reports about our business, our share price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or securities analysts publish about us, our business and our industry. If one or more analysts adversely change their recommendation regarding our shares or our competitors’ stock, our share price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.

As of May 15, 2015, we had 183,051,561 shares of common stock authorized but unissued. We have reserved 1,124,975 shares for issuance upon exercise of outstanding stock options under our 2014 Incentive Plan and our 2010 Incentive Plan. Any common stock that we issue, including under our 2014 Incentive Plan, our 2010 Incentive Plan or other equity incentive plans that we may adopt in the future, as well as under outstanding options would dilute the percentage ownership held by the investors who purchase common stock in this offering.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and in any prospectus supplement contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2014 and our Quarterly Report on Form 10-Q for the three months ended March 30, 2015, as incorporated by reference into this prospectus.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

■	the highly competitive nature of the limited service restaurant pizza category and restaurant sector overall;

■	changes in consumer preferences, consumption habits and perceptions as well as changes in regulations;

■	our dependence on our relationship with our franchise owners and the success of their existing and new stores;

■	our ability to increase revenues by opening new domestic and international franchise and company-owned stores on a timely basis;

■	our ability to identify, recruit and contract with a sufficient number of qualified franchise owners;

■	our ability to manage the planned rapid increase in the number of our stores;

■	opening new stores in existing markets may negatively affect sales at existing stores, and new stores may not be profitable;

■	risks associated with expansion into international markets;

■	damage to our reputation or the Papa Murphy’s brand;

■	our dependence on key members of our management team;

■	the other factors that are described under “Risk Factors” below and the risk factors set forth in any prospectus supplement and in the documents incorporated by reference herein and therein, including those described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2014, as incorporated by reference into this prospectus.

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus, any prospectus supplement or any document incorporated by reference herein. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

USE OF PROCEEDS

All shares of common stock offered by this prospectus will be sold by the selling stockholders, which include entities affiliated with members of our Board. We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any customary underwriting discounts and commissions and expenses incurred by such selling stockholder in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus.

MARKET PRICE OF OUR COMMON STOCK

Our common stock has traded on NASDAQ under the symbol “FRSH” since May 2, 2014. Prior to that time, there was no public market for our shares. As of May 15, 2015, there were 36 holders of record of our common stock. The following table sets forth for the periods indicated the high and low sales prices of our common stock on NASDAQ.

QUARTER ENDED	HIGH	LOW
June 30, 2014 (beginning May 2, 2014 (first trading date after our initial public offering))	$12.10	$8.32
September 29, 2014	$11.09	$8.08
December 29, 2014	$11.92	$8.68
March 30, 2015	$20.00	$10.60

On June 9, 2015, the closing price of our common stock as reported on NASDAQ was $17.48 per share. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

DIVIDEND POLICY

In 2012 and 2013 we paid dividends to holders of our Series A Preferred Stock and Series B Preferred Stock, which was converted to common stock upon our initial public offering. We do not intend to pay cash dividends on our common stock in the foreseeable future. We currently expect to retain all available funds and future earnings, if any, for use in the operation, development and expansion of our business. See “Risk Factors—Risks Related to this Offering Structure—We do not expect to pay any cash dividends on our common stock for the foreseeable future.” However, in the future, subject to the factors described below and our future liquidity and capitalization, we may change this policy and choose to pay dividends. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, business prospects, capital requirements, results of operations and other factors that our Board considers relevant.

We are a holding company that does not conduct any business operations of our own. As a result, our ability to pay cash dividends on our common stock is dependent upon cash dividends and distributions and other transfers from our subsidiaries. The ability of our subsidiaries to pay dividends is restricted by the terms of our senior secured credit facility and may be further restricted by any future indebtedness we or they incur. In addition, under Delaware law, our Board may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal year.

Any future determination to pay dividends will be at the discretion of our Board and will take into account:

■	restrictions in our debt instruments, including restrictions in our senior secured credit facility on our ability to pay dividends on our equity interests or redeem, repurchase or retire our equity interests;

■	general economic business conditions;

■	our net income (loss), financial condition and results of operations;

■	our capital requirements;

■	our prospects;

■	the ability of our operating subsidiaries to pay dividends and make distributions to us;

■	legal restrictions; and

■	such other factors as our Board may deem relevant.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table shows information as of May 15, 2015 regarding the beneficial ownership of our common stock (1) immediately prior to and (2) as adjusted to give effect to this offering by:

■	each person or group who is known by us to own beneficially more than 5% of our common stock;

■	each member of our Board and each of our named executive officers;

■	all members of our Board and our executive officers as a group; and

■	each selling stockholder.

As of May 15, 2015, we had 36 holders of record.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 16,948,439 shares of common stock outstanding as of May 15, 2015. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is 8000 NE Parkway Drive, Suite 350, Vancouver, WA 98662.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED BEFORE THIS OFFERING		SHARES OFFERED	SHARES SUBJECT TO UNDERWRITERS OPTION	SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER THIS OFFERING (ASSUMING NO EXERCISE OF THE OPTION TO PURCHASE ADDITIONAL SHARES)		SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER THIS OFFERING ASSUMING FULL EXERCISE OF THE OPTION TO PURCHASE ADDITIONAL SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES	PERCENTAGE OF SHARES			NUMBER OF SHARES	PERCENTAGE OF SHARES	NUMBER OF SHARES	PERCENTAGE OF SHARES
5% stockholders:
Lee Equity (1)	6,906,054	40.7%	1,744,536	261,680	5,161,518	30.5%	4,899,838	28.9%
Capital Research Global Investors (2)	1,102,000	6.5%	—	—	1,102,000	6.5%	1,102,000	6.5%
TIAA-CREF Investment Management, LLC College Retirement Equities Fund-Stock Account-Teachers Advisors, Inc. (3)	1,038,023	6.1%	—	—	1,038,023	6.1%	1,038,023	6.1%
AI PM Holdings LP (4)	986,576	5.8%	249,218	37,383	737,358	4.4%	699,975	4.1%

Named executive officers and directors:
Ken Calwell (5)	460,520	2.7%	—	—	460,520	2.7%	460,520	2.7%
Mark Hutchens (6)	28,370	*	—	—	28,370	*	28,370	*
Jayson Tipp (7)	54,217	*	—	—	54,217	*	54,217	*
John Barr (8)	424,535	2.5%	—	—	424,535	2.5%	424,535	2.5%
Benjamin Hochberg	—	—	—	—	—	—	—	—
Yoo Jin Kim (9)	17,385	*	4,392	659	12,993	*	12,334	*
L. David Mounts (10)	35,080	*	—	—	35,080	*	35,080	*
John Shafer (11)	30,272	*	—	—	30,272	*	30,272	*
Jean M. Birch	1,595	*	—	—	1,595	*	1,595	*
Rob Weisberg	1,595	*	—	—	1,595	*	1,595	*
Jeffrey B. Welch	1,595	*	—	—	1,595	*	1,595	*
All directors and executive officers as a group (14 persons) (12)	1,294,630	7.5%	4,392	659	1,290,238	7.4%	1,289,579	7.4%
Other selling stockholders:
Mark Gormley (13)	7,338	*	1,854	278	5,484	*	5,206	*

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Represents shares held by LEP Papa Murphy’s Holdings, LLC, (“LEP Papa Murphy’s”) an affiliate of Lee Equity. Lee Equity Partners, LLC, a Delaware limited liability company (the “Investment Manager”), is the non-member manager of LEP Papa Murphy’s and serves as the investment manager of the members of LEP Papa Murphy’s (the “Lee Equity Funds”). Thomas H. Lee is the sole member of the Investment Manager. Thomas H. Lee is also a managing member of the general partner of each of the Lee Equity Funds (the “General Partner”), and any action, consent, approval, election, decision or determination of the managing members of the General Partner requires Mr. Lee’s consent. The principal business address of Lee Equity is 650 Madison Avenue, 21st Floor, New York, NY 10022.
(2)	This information is based solely on a Schedule 13G filed by Capital Research Global Investors on February 11, 2015. Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”) beneficially owns and has sole voting power and sole dispositive power of 1,102,000 shares of Common Stock as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The principal address of Capital Research Global Investors is 333 S Hope St, Los Angeles, CA 90071.
(3)	This information is based solely on a Schedule 13G filed by TIAA-CREF Investment Management, LLC on February 12, 2015. TIAA-CREF Investment Management, LLC (“Investment Management”) is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner of 1,030,521 shares of Common Stock owned by CREF. Teachers Advisors, Inc. (“Advisors”) is the investment adviser to one registered investment company, TIAA-CREF Funds (“Funds”), and may be deemed to be a beneficial owner of 7,502 shares of Common Stock owned by the Funds. Each of Investment Management and Advisors expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a “group” with the other. The principal address of Investment Management and CREF is 730 Third Ave, New York, NY 10017-3206.
(4)	Represents beneficial ownership of common stock held directly by AI PM Holdings LP. Each of AI Altep Holdings, Inc. (formerly known as Access Industries, Inc.) and Len Blavatnik may be deemed to beneficially own the shares of common stock held directly by AI PM Holdings LP. AI Altep Holdings, Inc. is the general partner of AI PM Holdings LP and, as a result, may be deemed to have voting and investment control over the shares of common stock owned directly by AI PM Holdings LP. Len Blavatnik controls AI Altep Holdings, Inc. and, as a result, may be deemed to share voting and investment power over the shares of common stock held by AI PM Holdings LP. AI Altep Holdings, Inc. and Mr. Blavatnik and each of their affiliated entities and the officers, partners, members, and managers thereof, other than AI PM Holdings LP, disclaim beneficial ownership of the shares of common stock held by AI PM Holdings LP. The principal business address of AI PM Holdings LP is 730 Fifth Avenue, 20th Floor, New York, NY 10019.
(5)	Includes 2,800 shares held by the Kenneth Calwell Trust, the trustee of which is Ken Calwell, and options to purchase 198,630 shares of Common Stock currently exercisable or exercisable within 60 days following May 15, 2015.
(6)	Includes options to purchase 24,203 shares of Common Stock currently exercisable or exercisable within 60 days following May 15, 2015.
(7)	Includes options to purchase 23,184 shares of Common Stock currently exercisable or exercisable within 60 days following May 15, 2015.
(8)	Includes options to purchase 55,817 shares of Common Stock currently exercisable or exercisable within 60 days following May 15, 2015.
(9)	Represents shares held by MLPF&S Custodian for the benefit of Yoo Jin Kim IRA. The principal business address of Yoo Jin Kim is c/o Lee Equity Partners 650 Madison Avenue, 21st Floor, New York, NY 10022.
(10)	Includes 3,000 shares held in the custodial accounts for the benefit of L. David Mounts’ minor children. L. David Mounts disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(11)	Includes options to purchase 5,783 shares of Common Stock currently exercisable or exercisable within 60 days following May 15, 2015.
(12)	Includes options to purchase 384,632 shares of Common Stock currently exercisable or exercisable within 60 days following May 15, 2015.
(13)	Represents shares held in trust for the benefit of Mark K. Gormley. The principal business address of Mark K. Gormley is c/o Lee Equity Partners, 650 Madison Avenue, 21st Floor, New York, NY 10022.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock is qualified by the more complete description contained in our amended and restated certificate of incorporation and our amended and restated bylaws, and is subject to the provisions of the Delaware General Corporate Law (the “DGCL”).

Authorized Capitalization

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share.

We have 16,948,439 shares of common stock outstanding and no shares of preferred stock outstanding as of May 15, 2015.

Common Stock

Holders of our common stock are entitled to the following rights:

Voting Rights

Directors are elected by a plurality of the votes entitled to be cast except as set forth below with respect to directors to be elected by the holders of common stock. Our stockholders do not have cumulative voting rights. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by our stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting.

Preferred Stock

Our Board is authorized to provide for the issuance of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. Our Board has not authorized the issuance of any shares of preferred stock, and we have no agreements or current plans for the issuance of any shares of preferred stock.

Classified Board

Our amended and restated certificate of incorporation provides that our Board must consist of between seven and nine directors, as long as any shares of common stock are outstanding and that our Board be divided into three classes, with one class being elected at each annual meeting of stockholders. Each director is to serve a three-year term, with termination staggered according to class. Each director class consists of three directors. The Class I directors, whose terms will expire at the 2015 annual meeting of our stockholders, are Jean M. Birch, Rob Weisberg and Jeffrey B. Welch. The Class II directors, whose terms will expire at the 2016 annual meeting of our stockholders, are Yoo Jin Kim, Benjamin Hochberg and Ken Calwell. The Class III directors, whose terms will expire at the 2017 annual meeting of our stockholders, are John Barr, John Shafer and L. David Mounts. Under the Amended Stockholders Agreement, for so long as Lee Equity (or one or more of its affiliates, to the extent assigned thereto), individually or in the aggregate owns (i) 20% or more of the voting power of the issued and outstanding shares of our common stock, Lee Equity will be entitled to designate two director designees or (ii) 10% or more of the voting power of the issued and outstanding shares of our common stock, Lee Equity will be entitled to designate one director designee, in each case to serve on the Board of Directors at any meeting of stockholders at which directors are to be elected to the extent that Lee Equity does not have a director designee then serving on the Board of Directors. We will take all necessary actions, including, among other things, calling a special meeting of the stockholders, to ensure that Lee Equity has at least one or two designees, as the case may be.

Our amended and restated certificate provides that directors may only be removed for cause by the affirmative vote of the remaining members of our Board or the holders of at least 66 2/3% of the voting power of all outstanding shares of common stock then entitled to vote on the election of directors. Directors appointed by Lee Equity may be removed from office with or without cause by the affirmative vote of Lee Equity without a meeting.

The classification of our Board could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws provide that special meetings of the stockholders may be called only upon the request of a majority of our Board or, at the request of Lee Equity so long as Lee Equity (or its affiliates) owns at least 10% of the voting power of all outstanding shares of our common stock. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with the advance notice requirements of directors, which may be filled only by a vote of a majority of directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that, subject to the rights of any holders of preferred stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

Dividend Rights

Holders of common stock share equally in any dividend declared by our Board, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Registration Rights

Our existing stockholders have certain registration rights with respect to our common stock pursuant to the Amended Stockholders’ Agreement. The registration rights provisions in the Amended Stockholders’ Agreement provide for customary registration rights, including demand and short-form registration rights for Lee Equity and piggyback registration rights for such stockholders party to the Amended Stockholders’ Agreement. We shall not be obligated to effect more than 10 demand registrations, more than one demand registration during any four-month period or any demand registration unless the aggregate gross proceeds expected to be received from the sale of securities are at least $10 million in any offering.

Lee Equity may assign all or any portion of its rights under the registration rights provisions of the Amended Stockholders’ Agreement to its affiliates or any third party in connection with a sale by Lee Equity of 10% or more of our outstanding common stock. The registration rights provisions of the Amended Stockholders’ Agreement impose significant restrictions on the ability of our members of management who are stockholders party thereto to transfer shares of our common stock. Generally, shares are nontransferable for the two year period following our initial public offering except, subject to any other lock-up period that may be in effect from time to time except transfers made pursuant to (i) certain piggyback rights, (ii) sales pursuant to an effective registration statement filed by us under the Securities Act at the request of Lee Equity, (iii) a transfer made simultaneous with or subsequent to a transfer of shares made by Lee Equity, and (iv) a transfer which would result in such management shareholder retaining the same (or greater) pro rata ownership of the voting power of the outstanding shares of our common stock as such management shareholder held prior to the transfer.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that delay, defer or discourage transactions involving an actual or potential change in control of us or change in our management. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage transactions that some stockholders may favor, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Accordingly, these provisions could adversely affect the price of our common stock.

Amendment to Bylaws and Amended and Restated Certificate of Incorporation

Any amendment to our amended and restated certificate of incorporation must first be approved by a majority of our Board and (i) if required by law, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment or (ii) if related to provisions regarding the classification of the Board, the removal of directors, indemnification, corporate opportunities, business combinations, forum, severability, the provision opting-out of Section 203 of the DGCL, or the amendment of our bylaws or amended and restated certificate of incorporation, thereafter be approved by 66 2/3% of the outstanding shares entitled to vote on the amendment. Our amended and restated bylaws may be amended subject to any limitations set forth in the bylaws (x) by the affirmative vote of a majority of the directors then in office, without further stockholder action or (y) by the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote generally in the election of directors; provided that any amendment to Lee Equity’s right to call a special meeting or with respect to priority of indemnification and insurance will require the affirmative approval of Lee Equity or any person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or over-the-counter market) from Lee Equity 10% or more of our issued and outstanding common stock.

Section 203 of the DGCL

Our amended and restated certificate of incorporation provides that the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which relate to business combinations with interested stockholders, do not apply to us. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder (a stockholder who owns more than 15% of our common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. These provisions would apply even if the business combination could be considered beneficial by some shareholders. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, except that they provide that Lee Equity, or any affiliate thereof or any person or entity which acquires from any of the foregoing stockholders beneficial ownership of 5% or more of then outstanding shares of our voting stock in a transaction other than through a registered public offering or through any broker’s transaction executed on any securities exchange or other over-the-counter market shall not be deemed an “interested stockholder” for purposes of this provision of our amended and restated certificate of incorporation and therefore not subject to the restrictions set forth in this provision.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, subject to certain exceptions, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain stockholder litigation matters. However, it is possible that a court could rule that this provision is unenforceable or inapplicable.

Corporate Opportunities

Our amended and restated certificate of incorporation and Amended Stockholders’ Agreement provides that directors appointed by the funds managed or advised by Lee Equity Partners, LLC do not have any obligation to offer us an opportunity to participate in business opportunities presented to Lee Equity even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar businesses), and that, to the extent permitted by law, the funds managed Lee Equity Partners, LLC will not be liable to us or our stockholders for breach of any duty by reason of any such activities.

Listing

Our common stock is listed on NASDAQ under the symbol “FRSH”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Sale of Restricted Securities

As of May 15, 2015, we have 16,948,439 shares of our common stock outstanding. Of these shares, all of the shares of our common stock sold in this offering will be freely tradable in the public market without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. Of the remaining outstanding shares, shares will be deemed “restricted securities” under the Securities Act.

Lock-Up Arrangements and Registration Rights

In connection with this offering, we, our executive officers and directors, and the selling stockholders, representing 11,203,906 shares of our common stock, will enter into lock-up agreements described under “Underwriting” that restrict the sale of our securities for up to 90 days after the date of this prospectus, subject to certain exceptions or an extension in certain circumstances.

In addition, following the expiration of the lock-up period, and assuming no exercise of the underwriter’s option to purchase additional shares from the selling stockholders, the holders of an aggregate of 753,743 shares of our common stock will be subject to certain restrictions in transferring shares. The holders of an aggregate of 8,883,105 shares of our common stock will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under federal securities laws. If these stockholders exercise this right, our other existing stockholders may require us to register their registrable securities. By exercising their registration rights, and selling a large number of shares, these existing stockholders could cause the prevailing market price of our common stock to decline.

Following the lock-up periods described above, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

The shares of our common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

■	one percent of the total number of shares of our common stock outstanding; or

■	the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Equity Compensation Plan

On May 2, 2014, we filed a registration statement on Form S-8 under the Securities Act to register 1,200,000 shares of our common stock to be issued or reserved for issuance under the 2014 Incentive Plan and 81,016 of our common stock to be reserved for issuance upon the exercise of stock options under our 2010 Incentive Plan. Shares registered under such registration statement are available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

Registration Rights

Holders of an aggregate of shares of 8,883,105 our common stock are entitled to rights with respect to the registration of these shares under the Securities Act, without giving effect to this offering. See “Description of Capital Stock—Registration Rights.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of registration, except for shares purchased by affiliates.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. Holder (as defined below), and is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. Holders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor does it discuss special tax provisions, which may apply to you if you are subject to special treatment under U.S. federal income tax laws, such as for certain financial institutions or financial services entities, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of tax accounting, entities that are treated as partnerships for U.S. federal income tax purposes (and investors in such entities), “controlled foreign corporations,” “passive foreign investment companies,” former U.S. citizens or long-term residents, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction or other integrated investment. In addition, this discussion does not address the Medicare tax on certain investment income, any state, local or foreign tax laws or any U.S. federal tax law other than U.S. federal income and estate tax law (such as gift tax laws).

As used in this discussion, the term “non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

■	an individual who is a citizen or resident of the United States,

■	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

■	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

■	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Department regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States (1) for at least 183 days during the calendar year, or (2) for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of (2), all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A holder that is a partnership, and the partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

EACH PROSPECTIVE PURCHASER OF OUR COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION, IN LIGHT OF THE PROSPECTIVE PURCHASER’S PARTICULAR CIRCUMSTANCES.

U.S. Trade or Business Income

For purposes of the discussion below, dividends and gains on the sale, exchange or other disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is:

■	effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business, and

■	in the case a treaty applies, attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. Holder in the United States within the meaning of such treaty.

Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates. Any U.S. trade or business income received by a non-U.S. Holder that is a corporation also may, under specific circumstances, be subject to an additional “branch profits tax” at a 30% rate (or a lower rate that may be specified by an applicable tax treaty).

Distributions on Common Stock

We do not anticipate making any distributions on our common stock. See “Dividend Policy.” If distributions (other than certain stock distributions) are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, such excess will constitute a return of capital that reduces, but not below zero, a non-U.S. Holder’s tax basis in our common stock. Any remainder will constitute gain from the sale or exchange of our common stock (as described in “—Disposition of Common Stock” below). If dividends are paid, as a non-U.S. Holder, you will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty, on the gross amount of the dividends paid to you. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or other applicable form, claiming an exemption from or reduction in withholding tax under the applicable tax treaty. Such form must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.

If dividends are considered U.S. trade or business income, those dividends will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates and potential branch profits tax (as described in “—U.S. Trade or Business Income” above) but will not be subject to withholding tax, provided a properly executed Internal Revenue Service Form W-8ECI, or other applicable form, is filed with the payor.

You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or, under certain circumstances, through an intermediary, to obtain the benefits of a reduction in the rate of, or exemption from, withholding under an income tax treaty with respect to dividends paid with respect to our common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or other applicable form, as discussed above, you must also provide your U.S. taxpayer identification number.

If you are eligible for a reduced rate of U.S. federal withholding tax with respect to a distribution on our common stock, you may obtain a refund from the Internal Revenue Service of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of Common Stock

Subject to the discussion below under “—Other Withholding Requirements,” as a non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale or other disposition of common stock unless:

■	the gain is U.S. trade or business income;

■	you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

■	we are, or have been, a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our common stock and the non-U.S. Holder’s holding period for our common stock.

If you are a non-U.S. Holder with gain described in the first bullet above, you generally will be subject to tax as described in “—U.S. Trade or Business Income.” If you are a non-U.S. Holder described in the second bullet above, you generally will be subject to a flat tax at a 30% rate (or lower applicable treaty rate) on the gain, which may be offset by certain U.S. source losses.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of (a) its worldwide property interests and (b) its other assets used or held for use in a trade or business. We believe that we are not currently a USRPHC for U.S. federal income tax purposes. However, no assurance can be given that we will not become a USRPHC.

The tax relating to stock in a USRPHC does not apply to a non-U.S. Holder whose holdings, actual and constructive, amount to 5% or less of our common stock at all times during the applicable period, provided that our common stock is regularly traded on an established securities market. As of the date of this offering, our common stock is traded on an established securities market.

No assurance can be given that we will not be a USRPHC or that our common stock will be considered regularly traded on an established securities market when a non-U.S. Holder disposes of shares of our common stock. Non-U.S. Holders are urged to consult with their tax advisors to determine the application of these rules to their disposition of our common stock.

Federal Estate Tax

Individuals who are not citizens or residents of the United States (as defined for U.S. federal estate tax purposes), or an entity the property of which is includable in an individual’s gross estate for U.S. federal estate tax purposes, should note that common stock held at the time of such individual’s death will be included in such individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Information Reporting and Backup Withholding Tax

We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

Backup withholding is generally imposed (currently at a 28% rate) on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid on your common stock unless you certify to the payor your non-U.S. status. Dividends subject to withholding of U.S. federal income tax as described above in “—Distributions on Common Stock” would not be subject to backup withholding.

The payment of proceeds of a sale of common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-U.S. status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person or has certain enumerated relationships with the United States, backup withholding will not apply but such payments will be subject to information reporting, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

Other Withholding Requirements

Non-U.S. Holders of our common stock may be subject to U.S. withholding tax at a rate of 30% under sections 1471 through 1474 of the Code (commonly referred to as “FATCA”). This withholding tax may apply if a non-U.S. Holder (or any foreign intermediary that receives a payment on a non-U.S. Holder’s behalf) does not comply with certain U.S. information reporting requirements and does not otherwise qualify for an exemption from these rules. If FATCA is not complied with, the withholding tax described above will apply to dividends on our common stock, and, on or after January 1, 2017, to gross proceeds from the sale or other disposition of our common stock. Certain non-U.S. Holders located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                     , 2015, among us, the selling stockholders and Jefferies LLC, as the underwriter, we and the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholders, the entire number of shares of common stock shown offered by this prospectus.

The underwriting agreement provides that the obligations of the underwriter is subject to certain conditions precedent such as the receipt by the underwriter of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriter will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The underwriter has advised us that, following the completion of this offering, it currently intends to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriter is not obligated to do so, and the underwriter may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriter is offering the shares of common stock subject to its acceptance of the shares of common stock from the selling stockholders and subject to prior sale. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriter has advised us that it does not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with this offering and depending on the applicable facts and circumstances, a selling stockholder may be deemed to be an “underwriter” within the meaning of such term under the Securities Act. The selling stockholders purchased the shares being registered for resale in the ordinary course of business, and at the time of the purchase, the selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Based upon such facts and circumstances, including when and how shares of the Company’s common stock were acquired, none of the selling stockholders believes that it should be considered an “underwriter” within the meaning of such term under the Securities Act.

Commission and Expenses

The underwriter has advised us that it proposes to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriter, at that price less a concession not in excess of $         per share of common stock. The underwriter may allow, and certain dealers may reallow, a discount from the concession not in excess of $         per share of common stock to certain brokers and dealers. After the offering, the offering price, concession and reallowance to dealers may be reduced by the underwriter. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that the selling stockholders are to pay the underwriter and the proceeds, before expenses, to the selling shareholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Discounts and commissions	$	$	$	$
Proceeds, before expenses, to selling stockholders	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts payable by the selling stockholders referred to above, will be approximately $        . We have also agreed to reimburse the underwriter for certain of their expenses, in an amount of up to $15,000, incurred in connection with review by the Financial Industry Regulatory Authority, Inc. of the terms of this offering, as set forth in the underwriting agreement.

Listing

Our common stock is listed on NASDAQ under the symbol “FRSH.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

The selling stockholders have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of shares from the selling stockholders at the public offering price set forth on the cover page of this prospectus, less underwriting discounts. If the underwriter exercises this option, the underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares as indicated in the table above.

No Sales of Similar Securities

We, our executive officers, directors and selling stockholders have agreed, subject to specified exceptions, not to directly or indirectly:

■	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act; or

■	otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially; or

■	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of the underwriter.

This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus.

The underwriter may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriter and any of our stockholders who will execute a lock-up agreement in connection with this offering, providing consent to the sale of shares prior to the expiration of the 90-day lock-up period.

Stabilization

The underwriter has advised us that they, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of our common stock in this offering. The underwriter may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriter for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

None of we, the selling stockholders or the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriter is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of this prospectus, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Other Activities and Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriter or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of the shares of common stock by it will be made on the same terms.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

■	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive; to legal entities which are qualified investors as defined under the Prospectus Directive;

■	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter or the underwriter nominated by us for any such offer; or

■	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer common shares to the public” in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

■	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

■	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

■	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

■	where no consideration is or will be given for the transfer;

■	where the transfer is by operation of law;

■	as specified in Section 276(7) of the SFA; or

■	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia: You confirm and warrant that you are either:

■	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

■	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

■	a person associated with the Company under section 708(12) of the Corporations Act; or

■	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

The offering of the common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the common stock may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an ‘‘accredited investor’’ as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a ‘‘permitted client’’ as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the common stock is offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

Any resale of the common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la r´eception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobiliéres d´ecrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the shares of common stock offered under this prospectus. Certain legal matters in connection with this offering will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Papa Murphy’s Holdings, Inc. as of December 29, 2014 and December 30, 2013 and for each of the three years in the period ended December 29, 2014, incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2014, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of M2AD Management, Inc. as of December 29, 2014 and for the year then ended incorporated by reference have been so included in reliance on the report of Moss Adams LLP, an independent public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of common stock offered hereby, you should refer to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including our registration statement and the exhibits and schedules thereto, may be inspected without charge at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statements and the filings may be obtained from such offices upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330 or (202) 551-8090. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Papa Murphy’s Holdings, Inc.

8000 NE Parkway Drive, Suite 350

Vancouver, WA 98662

(360) 260-7272

Attn: Investor Relations

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

■	our Annual Report on Form 10-K for the fiscal year ended December 29, 2014, filed with the SEC on March 18, 2015;

■	our Quarterly Report on Form 10-Q for the three months ended March 30, 2015, filed with the SEC on May 6, 2015;

■	our Current Reports on Form 8-K filed with the SEC on March 13, 2015, April 16, 2015, June 2, 2015 and June 8, 2015 and Current Report on Form 8-K/A filed on May 26, 2015;

■	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2015 to the extent specifically incorporated by reference in Part III of our Annual Report on Form 10-K for the fiscal year ended December 29, 2014;

■	the description of our capital stock contained or incorporated by reference in our registration statement on Form 8-A, as filed on April 30, 2014, and any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

Papa Murphy’s Holdings, Inc.

8000 NE Parkway Drive, Suite 350

Vancouver, WA 98662

(360) 260-7272

Attn: Investor Relations

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION MAY 6, 2015

PROSPECTUS

7,917,353 shares

Papa Murphy’s Holdings, Inc.

Common Stock

The selling stockholders identified in this prospectus may offer and sell up to 7,917,353 shares of our common stock, par value $0.01 per share, from time to time, in one or more offerings, at prices and on terms that will be determined at the time of any such offering. This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholders. We will provide specific terms of any offering, in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in our common stock. This prospectus may not be used to offer or sell any shares of common stock unless accompanied by a prospectus supplement.

This prospectus relates solely to sales of our common stock by selling stockholders. The selling stockholders, who will be named in a prospectus supplement, may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. We will not receive any proceeds from the sale of shares common stock to be offered by the selling stockholders.

This prospectus describes some of the general terms that may apply to our common stock. Each time any common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the number of shares of our common stock to be sold by the selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as the documents incorporated by reference herein or therein, carefully before you make your investment decision.

This prospectus may not be used to offer and sell shares of our common stock unless accompanied by a prospectus supplement or a free writing prospectus.

The shares of our common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and the accompanying prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FRSH.” We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are therefore subject to reduced public company reporting requirements. On May 4, 2015, the closing price of a share of our common stock was $18.43 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933 (the “Securities Act”), using the “shelf” registration process. Under the shelf registration process, the selling stockholders may sell the shares of common stock described in this prospectus in one or more offerings from time to time.

This prospectus provides you with a general description of the common stock that we may offer. Each time shares of our common stock are offered to be sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes or incorporates by reference exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

In this prospectus, except where the context suggests otherwise, the terms “Papa Murphy’s,” “we,” “our,” “the Company” and “us” refer to Papa Murphy’s Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained or incorporated by reference in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us or the selling stockholders. The selling stockholders are not making an offer to sell shares of our common stock in any jurisdiction where an offer or sale is not permitted.

Under no circumstances should the delivery to you of this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SHARES OF OUR COMMON STOCK UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF

CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http://www.papamurphys.com. However the information on or accessible through our website is not a part of this prospectus or any accompanying prospectus supplement.

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

■	our Annual Report on Form 10-K for the year ended December 29, 2014, filed with the SEC on March 18, 2015;

■	our Quarterly Report on Form 10-Q for the three months ended March 30, 2015, filed with the SEC on May 6, 2015

■	our Current Report on Form 8-K filed with the SEC on April 16, 2015;

■	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2015 to the extent specifically incorporated by reference in Part III of our Annual Report on Form 10-K for the fiscal year ended December 29, 2014;

■	the description of our capital stock contained or incorporated by reference in our registration statement on Form 8-A, as filed on April 30, 2014, and any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

Papa Murphy’s Holdings, Inc.

8000 NE Parkway Drive, Suite 350

Vancouver, WA 98662

(360) 260-7272

Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and in any prospectus supplement contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2014, filed with the SEC on March 18, 2015, and our Quarterly Report on Form 10-Q for the three months ended March 30, 2015, filed with the SEC on May 6, 2015, both as incorporated by reference into this prospectus.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

■	the highly competitive nature of the limited service restaurant pizza category and restaurant sector overall;

■	changes in consumer preferences, consumption habits and perceptions as well as changes in regulations;

■	our dependence on our relationship with our franchise owners and the success of their existing and new stores;

■	our ability to increase revenues by opening new domestic and international franchise and company-owned stores on a timely basis;

■	our ability to identify, recruit and contract with a sufficient number of qualified franchise owners;

■	our ability to manage the planned rapid increase in the number of our stores;

■	opening new stores in existing markets may negatively affect sales at existing stores, and new stores may not be profitable;

■	risks associated with expansion into international markets;

■	damage to our reputation or the Papa Murphy’s brand;

■	our dependence on key members of our management team;

■	the other factors that are described under “Risk Factors” below and the risk factors set forth in any prospectus supplement and in the documents incorporated by reference herein and therein, including those described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2014, filed with the SEC on March 18, 2015, as incorporated by reference into this prospectus.

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus, any prospectus supplement or any document incorporated by reference herein. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

OUR COMPANY

Papa Murphy’s Holdings, Inc. and its subsidiaries are sometimes referred to as the “Company”, “Papa Murphy’s” or in the first person as “we”, “us”, and “our” in this prospectus.

Papa Murphy’s Holdings, Inc. is a franchisor and operator of the largest Take ‘N’ Bake pizza chain in the United States. We were founded in 1981 and have grown our footprint to a total of 1,461 system-wide stores as of December 29, 2014, of which 93.8% are franchised, located in 38 states plus Canada and the Middle East.

We operate in three business segments: Domestic Franchise, Domestic Company Stores and International. Our Domestic Franchise segment consists of our domestic franchised stores, which represent the majority of our system-wide stores. Our Domestic Company Stores segment consists of our Company-owned stores in the United States. Our International segment consists of our stores outside of the United States, all of which are franchised.

Initial Public Offering and Stock Split

On May 7, 2014, we completed an initial public offering (the “IPO”) of 5,833,333 shares of common stock at a price to the public of $11.00 per share. We received net proceeds from the offering of approximately $54.6 million after offering fees and expenses. The net proceeds, along with additional cash on hand, were used to repay $55.5 million of our loans outstanding under our senior secured credit facility, after which we had $112.1 million outstanding under the facility with the revolver undrawn.

As part of the IPO, we increased our authorized shares from 3,000,000 shares of common stock, $0.01 par value per share, to 200,000,000 shares of common stock, $0.01 par value per share. We also authorized the issuance of 15,000,000 shares of preferred stock, $0.01 par value per share, with no shares of preferred stock outstanding.

In connection with the IPO, on May 1, 2014, we amended our certificate of incorporation to effect a 2.2630 for 1 stock split of our common stock, to reflect the conversion of all outstanding Series A Preferred Stock and Series B Preferred Stock (together, the “Preferred Shares”) to 3,054,318 shares of common stock. Concurrent with the stock split, we adjusted the number of shares subject to, and the exercise price of, our outstanding stock option awards under our 2010 Amended Management Incentive Plan so that the holders of the options were in the same economic position both before and after the stock split. After the conversion of the Preferred Shares and the stock split, but before the shares were sold in the IPO, we had 11,134,070 shares of common stock outstanding.

Registration Rights

Certain of our existing stockholders, including the selling stockholders named herein, have certain registration rights with respect to our common stock pursuant to the Second Amended and Restated Stockholders’ Agreement, dated as of May 1, 2014 (the “Amended Stockholders’ Agreement”), among the Company, affiliates of Lee Equity Partners, LLC (“Lee Equity”) and the other stockholders named therein. The registration rights provisions in the Amended Stockholders’ Agreement provide for customary registration rights, including demand and short-form registration rights for Lee Equity and piggyback registration rights for such stockholders party to the Amended Stockholders’ Agreement. We shall not be obligated to effect more than 10 demand registrations, more than one demand registration during any four-month period or any demand registration unless the aggregate gross proceeds expected to be received from the sale of securities are at least $10 million in any offering. See “Description of Capital Stock-Registration Rights” for more detail.

Corporate Information

We are a Delaware corporation and were incorporated in March 2010 in connection with our acquisition of the majority of the capital stock of PMI Holdings, Inc., our predecessor. Our principal executive office is located at 8000 NE Parkway Drive, Suite 350, Vancouver, WA 98662. Our telephone number at our principal executive office is (360) 260-7272. Our corporate website is www.papamurphys.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks described under the heading “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 29, 2014, which is on file with the SEC and incorporated by reference in this prospectus. If any of these risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, results of operations or financial condition could be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

USE OF PROCEEDS

All shares of common stock offered by this prospectus will be sold by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any customary underwriting discounts and commissions and expenses incurred by such selling stockholder in disposing of these shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock is qualified by the more complete description contained in our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and is subject to the provisions of the Delaware General Corporate Law (the “DGCL”).

Authorized Capitalization

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share.

We have 16,943,654 shares of common stock outstanding and no shares of preferred stock outstanding as of May 1, 2015.

Common Stock

Holders of our common stock are entitled to the following rights:

Voting Rights

Directors are elected by a plurality of the votes entitled to be cast except as set forth below with respect to directors to be elected by the holders of common stock. Our stockholders do not have cumulative voting rights. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by our stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting.

Preferred Stock

Our Board is authorized to provide for the issuance of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. Our Board has not authorized the issuance of any shares of preferred stock, and we have no agreements or current plans for the issuance of any shares of preferred stock.

Classified Board

Our amended and restated certificate of incorporation provides that our Board must consist of between seven and nine directors, as long as any shares of common stock are outstanding and that our Board be divided into three classes, with one class being elected at each annual meeting of stockholders. Each director is to serve a three-year term, with termination staggered according to class. Each director class consists of three directors. The Class I directors, whose terms will expire at the 2015 annual meeting of our stockholders, are Jean M. Birch, Rob Weisberg and Jeffrey B. Welch. The Class II directors, whose terms will expire at the 2016 annual meeting of our stockholders, are Yoo Jin Kim, Benjamin Hochberg and Ken Calwell. The Class III directors, whose terms will expire at the 2017 annual meeting of our stockholders, are John Barr, John Shafer and L. David Mounts. Under the Amended Stockholders Agreement, for so long as Lee Equity (or one or more of its affiliates, to the extent assigned thereto), individually or in the aggregate owns (i) 20% or more of the voting power of the issued and outstanding shares of our common stock, Lee Equity will be entitled to designate two director designees or (ii) 10% or more of the voting power of the issued and outstanding shares of our common stock, Lee Equity will be entitled to designate one director designee, in each case to serve on the board of directors at any meeting of stockholders at which directors are to be elected to the extent that Lee Equity does not have a director designee then serving on the board of directors. We will take all necessary actions, including, among other things, calling a special meeting of the stockholders, to ensure that Lee Equity has at least one or two designees, as the case may be.

Our amended and restated certificate provides that directors may only be removed for cause by the affirmative vote of the remaining members of the Board or the holders of at least 66 2/3% of the voting power of all outstanding shares of common stock then entitled to vote on the election of directors. Directors appointed by Lee Equity may be removed from office with or without cause by the affirmative vote of Lee Equity without a meeting.

The classification of our Board could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws provide that special meetings of the stockholders may be called only upon the request of a majority of our Board or, at the request of Lee Equity so long as Lee Equity (or its affiliates) owns at least 10% of the voting power of all outstanding shares of our common stock. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with the advance notice requirements of directors, which may be filled only by a vote of a majority of directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that, subject to the rights of any holders of preferred stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

Dividend Rights

Holders of common stock share equally in any dividend declared by our Board, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Registration Rights

Our existing stockholders have certain registration rights with respect to our common stock pursuant to the Amended Stockholders’ Agreement. The registration rights provisions in the Amended Stockholders’ Agreement provide for customary registration rights, including demand and short-form registration rights for Lee Equity and piggyback registration rights for such stockholders party to the Amended Stockholders’ Agreement. We shall not be obligated to effect more than 10 demand registrations, more than one demand registration during any four-month period or any demand registration unless the aggregate gross proceeds expected to be received from the sale of securities are at least $10 million in any offering.

Lee Equity may assign all or any portion of its rights under the registration rights provisions of the Amended Stockholders’ Agreement to its affiliates or any third party in connection with a sale by Lee Equity of 10% or more of our outstanding common stock. The registration rights provisions of the Amended Stockholders’ Agreement impose significant restrictions on the ability of our members of management who are stockholders party thereto to transfer shares of our common stock. Generally, shares are nontransferable for the two year period following our initial public offering except, subject to any other lock-up period that may be in effect from time to time except transfers made pursuant to (i) certain piggyback rights, (ii) sales pursuant to an effective registration statement filed by us under the Securities Act at the request of Lee Equity, (iii) a transfer made simultaneous with or subsequent to a transfer of shares made by Lee Equity, and (iv) a transfer which would result in such management shareholder retaining the same (or greater) pro rata ownership of the voting power of the outstanding shares of our common stock as such management shareholder held prior to the transfer.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that delay, defer or discourage transactions involving an actual or potential change in control of us or change in our management. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage transactions that some stockholders may favor, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Accordingly, these provisions could adversely affect the price of our common stock.

Amendment to Bylaws and Amended and Restated Certificate of Incorporation.

Any amendment to our amended and restated certificate of incorporation must first be approved by a majority of our Board of Directors and (i) if required by law, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment or (ii) if related to provisions regarding the classification of the Board of Directors, the removal of directors, indemnification, corporate opportunities, business combinations, forum, severability, the provision opting-out of Section 203 of the DGCL, or the amendment of our bylaws or amended and restated certificate of incorporation, thereafter be approved by 66 2/3% of the outstanding shares entitled to vote on the amendment. Our amended and restated bylaws may be amended subject to any limitations set forth in the bylaws (x) by the affirmative vote of a majority of the directors then in office, without further stockholder action or (y) by the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote generally in the election of directors; provided that any amendment to Lee Equity’s right to call a special meeting or with respect to priority of indemnification and insurance will require the affirmative approval of Lee Equity or any person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or over-the-counter market) from Lee Equity 10% or more of our issued and outstanding common stock.

Section 203 of the DGCL

Our amended and restated certificate of incorporation provides that the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which relate to business combinations with interested stockholders, do not apply to us. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder (a stockholder who owns more than 15% of our common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. These provisions would apply even if the business combination could be considered beneficial by some shareholders. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, except that they provide that Lee Equity, or any affiliate thereof or any person or entity which acquires from any of the foregoing stockholders beneficial ownership of 5% or more of then outstanding shares of our voting stock in a transaction other than through a registered public offering or through any broker’s transaction executed on any securities exchange or other over-the-counter market shall not be deemed an “interested stockholder” for purposes of this provision of our amended and restated certificate of incorporation and therefore not subject to the restrictions set forth in this provision.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, subject to certain exceptions, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain stockholder litigation matters. However, it is possible that a court could rule that this provision is unenforceable or inapplicable.

Corporate Opportunities

Our amended and restated certificate of incorporation and Amended Stockholders’ Agreement provides that directors appointed by the funds managed or advised by Lee Equity Partners, LLC do not have any obligation to offer us an opportunity to participate in business opportunities presented to Lee Equity even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar businesses), and that, to the extent permitted by law, the funds managed Lee Equity Partners, LLC will not be liable to us or our stockholders for breach of any duty by reason of any such activities.

Listing

Our common stock is listed on NASDAQ under the symbol “FRSH”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the number of shares of registrable stock owned by each selling stockholder that may be offered pursuant to this prospectus, in accordance with the terms of the registration rights provisions under the Amended Stockholders’ Agreement.

The information set forth in the table below is based on information provided by or on behalf of the selling stockholders. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information set forth in the table below.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 16,943,654 shares of common stock outstanding as of May 1, 2015. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is 8000 NE Parkway Drive, Suite 350, Vancouver, WA 98662.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED BEFORE THIS OFFERING		MAXIMUM NUMBER OF SHARES OF COMMON STOCK OFFERED	SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER THIS OFFERING
NAME AND ADDRESS OF SELLING STOCKHOLDER:	NUMBER OF SHARES	PERCENTAGE OF SHARES (1)	NUMBER OF SHARES (2)	NUMBER OF SHARES	PERCENTAGE OF SHARES (1)
Lee Equity (3)	6,906,054	40.8%
AI PM Holdings LP (4)	986,576	5.8%
Yoo Jin Kim (5)	17,385	*
Mark K. Gormley (6)	7,338	*

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)	The percentage of shares beneficially owned is computed on the basis of 16,943,654 shares of common stock outstanding as of May 1, 2015.
(2)	Assumes that the selling stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire ownership of any additional shares of common stock. The registration of these shares of common stock does not necessarily mean that the selling stockholders will sell all or any portion of the common stock covered by this prospectus.
(3)	Represents shares held by LEP Papa Murphy’s Holdings, LLC, (“LEP Papa Murphy’s”) an affiliate of Lee Equity. Lee Equity Partners, LLC, a Delaware limited liability company (the “Investment Manager”), is the non-member manager of LEP Papa Murphy’s and serves as the investment manager of the members of LEP Papa Murphy’s (the “Lee Equity Funds”). Thomas H. Lee is the sole member of the Investment Manager. Thomas H. Lee is also a managing member of the general partner of each of the Lee Equity Funds (the “General Partner”), and any action, consent, approval, election, decision or determination of the managing members of the General Partner requires Mr. Lee’s consent. The principal business address of Lee Equity is 650 Madison Avenue, 21st Floor, New York, NY 10022.
(4)

Represents beneficial ownership of common stock held directly by AI PM Holdings LP. Each of Access Industries, Inc. and Len Blavatnik may be deemed to beneficially own the shares of common stock held directly by AI PM Holdings LP. Access Industries, Inc. is the general partner of AI PM Holdings LP and, as a result, may be deemed to have voting and investment control over the shares of common stock owned directly by AI PM Holdings LP. Len Blavatnik controls Access Industries, Inc. and, as a result, may be deemed to share voting and investment power over the shares of common stock held by AI PM Holdings LP. Access Industries, Inc. and Mr. Blavatnik and each of their affiliated entities and the officers, partners, members, and managers thereof, other than AI PM Holdings LP, disclaim beneficial ownership of the shares of common stock held by AI PM Holdings LP. The principal business address of AI PM Holdings LP is 730 Fifth Avenue, 20th Floor, New York, NY 10019.
(5)	Represents shares held by MLPF&S Custodian for the benefit of Yoo Jin Kim IRA. The principal business address of Yoo Jin Kim is c/o Lee Equity Partners, 650 Madison Avenue, 21st Floor, New York, NY 10022.
(6)	Represents shares held in trust for the benefit of Mark K. Gormley. The principal business address of Mark K. Gormley is c/o Lee Equity Partners, 650 Madison Avenue, 21st Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

The selling stockholders identified in a prospectus supplement may, from time to time, sell shares of our common stock described in this prospectus in one or more transactions:

■	to purchasers directly;

■	to underwriters for public offering and sale by them;

■	through agents;

■	through dealers; or

■	through a combination of any of the foregoing methods of sale.

Shares of common stock may be sold at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares of common stock from time to time will be determined by us and, at the time of the determination, may be higher or lower than the market price of our common stock on The NASDAQ Global Market or any other exchange or market.

The shares may be offered to the public, from time to time, through broker-dealers acting as agent or principal, including through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to the conditions set forth in the applicable underwriting agreement. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares and any commissions received by broker dealers may be deemed to be underwriting commissions under the Securities Act. Pursuant to a requirement by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by a FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by the selling stockholders for the sale of any shares of common stock being registered pursuant to Rule 415 under the Securities Act.

We may agree to indemnify an underwriter, broker dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.

Any underwriters, broker-dealers or agents may be customers of, engage in transactions with or perform advisory services for us in the ordinary course of business. We will describe the nature of any such relationships in the applicable prospectus supplement.

The prospectus supplement applicable to a particular offering will include the following information:

■	the number of shares of common stock being offered;

■	the terms of the offering;

■	the names of the participating underwriters, broker dealers or agents;

■	any discounts, commissions or other compensation paid to underwriters or broker dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

■	the public offering price; and

■	other material terms of the offering.

To facilitate the offering of shares of common stock covered by this prospectus, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. This may include over-allotments or short sales of the shares of common stock, which involve the sale by persons participating in the offering of more securities than sold to them by the selling stockholders. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the shares of common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

In the ordinary course of their business activities, any underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of Papa Murphy’s.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of Papa Murphy’s Holdings, Inc. as of December 29, 2014 and December 30, 2013 and for each of the three years in the period ended December 29, 2014, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 29, 2014, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

2,000,000 Shares

Papa Murphy’s Holdings, Inc.

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Jefferies

Until                     , 2015 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

                    , 2015